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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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THE MIDDLEBY CORPORATION
(Name of Registrant as Specified In Its Charter)
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1400 Toastmaster Drive
Elgin, Illinois 60120

April 18, 2019

Dear Stockholder:

You are hereby notified that the Annual Meeting of Stockholders (the "Meeting") of The Middleby Corporation (the "Company," "we," or "our") will be held at the offices of Taylor Company, located at 750 N. Blackhawk Blvd., Rockton, Illinois 61072, at 10:30 a.m., local time, on Wednesday, May 29, 2019, for the following purposes:

(1)
To elect six directors to hold office until the 2020 Annual Meeting.

(2)
To consider and act on a proposal to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the current fiscal year ending December 28, 2019.

(3)
To hold an advisory vote on executive compensation.

(4)
To consider and act on a stockholder proposal regarding ESG reporting.

(5)
To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 5, 2019, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

The Securities and Exchange Commission has adopted rules for the electronic distribution of proxy materials. We have elected to provide access to our proxy materials and 2018 Annual Report on the Internet instead of sending a full set of printed proxy materials. We believe that this process will provide you with prompt access to our proxy materials, lower our costs of printing and delivering proxy materials and minimize the environmental impact of printing paper copies. You should have already received the Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials and vote. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials set forth on the Notice of Internet Availability of Proxy Materials.

The rules of the Securities and Exchange Commission permit us to deliver one Notice of Internet Availability of Proxy Materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials, as requested, to any stockholders at the shared address to which a single copy of the notice was delivered. If you prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials, contact Broadridge Financial Solutions, Inc. at 866-540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions, Inc. at the above phone number or address.

You are invited to attend the Meeting in person. If you attend the Meeting in person, you may vote your shares by bringing valid photo identification and delivering your completed proxy card or ballot at the Meeting. Please note that if you hold your shares through a bank, broker or other nominee, you must also bring a form of legal proxy, which you must request from such nominee, in order to vote at the Meeting.

Your vote is important to us.    Whether or not you plan to attend the Meeting in person, we urge you to return your proxy promptly in accordance with the following instructions. If you own shares in your own name, you may vote in one of the following ways: (i) visit the website shown on your Notice of Internet Availability of Proxy Materials or proxy card to vote electronically via the Internet, (ii) by telephone, pursuant to the instructions on the proxy card, or (iii) if you requested printed proxy materials, by signing and returning the proxy card using the postage-paid envelope provided.

Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability of Proxy Materials. Any Notices of Internet Availability of Proxy Materials that are returned will not be counted. If you own shares through a bank, broker or other nominee, please execute your vote by following the instructions provided by such nominee.

By Order of the Board of Directors
MARTIN M. LINDSAY Vice President, Treasurer and Secretary

1400 Toastmaster Drive
Elgin, Illinois 60120

2019 ANNUAL MEETING OF STOCKHOLDERS
MAY 29, 2019
PROXY STATEMENT

GENERAL

This Proxy Statement and the accompanying proxy are furnished to stockholders of The Middleby Corporation (the "Company," "we" or "our") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at the 2019 Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Taylor Company, located at 750 N. Blackhawk Blvd., Rockton, Illinois 61072, at 10:30 a.m., local time, on Wednesday, May 29, 2019, for the purposes set forth in the accompanying Notice of Meeting. The Notice of Internet Availability of Proxy Materials, the Proxy Statement and related materials included herewith, and the Company's Annual Report to Stockholders for the fiscal year ended December 29, 2018, are being distributed or made available to stockholders on or about April 18, 2019.

Stockholders of record at the close of business on April 5, 2019 (the "Record Date"), are entitled to notice of and to vote at the Meeting. On such date there were 55,664,098 outstanding shares of common stock, par value $0.01 per share, of the Company ("Common Stock"). In deciding all questions, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share held on the Record Date.

Stockholders who are entitled to vote at the Meeting may vote by proxy pursuant to the following methods: (i) stockholders who own shares in their own name may vote in person at the Meeting by bringing valid photo identification and delivering their proxy card or ballot at the Meeting, or by mail, telephone, pursuant to the instructions on the proxy card or electronically via the Internet, pursuant to the instructions on the Notice of Internet Availability of Proxy Materials, or (ii) stockholders who own shares through a bank, broker or other nominee should follow the instructions provided by such nominee.

The election inspectors appointed for the Meeting will determine the presence of a quorum and tabulate the votes cast by proxy or in person at the Meeting. The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. A quorum is necessary for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in determining the presence or absence of a quorum. Generally, broker non-votes occur on a proposal when a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or when a broker has such discretionary authority but does not exercise such discretion.

Election of each individual director requires the vote of a majority of the votes cast at the Meeting by holders of shares present in person or represented by proxy and entitled to vote at the Meeting. For the election of directors, abstentions and broker non-votes will not count as a vote FOR nor a vote AGAINST a nominee and thus will have no effect on the outcome of the vote.

Approval of the proposal to ratify the Company's appointment of independent public accountants, the non-binding advisory vote on executive compensation and the proposal regarding ESG reporting require the vote of a majority of the votes cast at the Meeting by holders of shares present in person or represented by proxy and entitled to vote at the Meeting. For purposes of these proposals, abstentions and broker non-votes will not count as a vote cast either FOR or AGAINST approval of such proposal (as applicable), and thus will have no effect on the outcome of the vote on such proposals.

Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted as follows:

  •
  "Proposal No. 1—Election of Directors"; FOR the election of each of the named nominees as a director of the Company;

  •
  "Proposal No. 2—Ratification of Selection of Independent Public Accountants"; FOR the ratification of the selection of Ernst & Young LLP as the Company's independent public accountants for the current fiscal year ending December 28, 2019;

  •
  "Proposal No. 3—Advisory Vote on Executive Compensation"; FOR the approval, by an advisory vote, of the 2018 compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission ("SEC"); and

  •
  "Proposal No. 4—Stockholder Proposal Regarding ESG Reporting"; AGAINST the stockholder proposal regarding ESG reporting.

Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above Elgin address) or at the Meeting if the stockholder attends in person. A later dated proxy will revoke a prior dated proxy. As of the date of this Proxy Statement, the Board knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Six persons have been nominated to serve as a director until the 2020 Annual Meeting of Stockholders and until their successors shall be duly elected and qualified or until their earlier death, resignation or removal. The following persons have been nominated:

Name	Age	Principal Occupation(s) During Past Five Years and Other Public Directorships	Director of Company or Predecessor Since
Gordon O'Brien	53	Chairman of the Board of the Company since February 16, 2019. Managing Partner at Cannon Capital since 2017. President of Specialty Finance and Operations of American Capital Strategies from 2008 to 2017. Principal and Managing Director of American Capital Strategies from 1998 to 2008. Vice President of Pennington Partners/PENMAN Partners, a private equity firm, from 1995 to 1998.	2005

		Mr. O'Brien's extensive experience with capital markets and acquisition strategy as well as his experience as a director on numerous other boards are valuable in Board discussions regarding the Company's capital structure, liquidity needs and acquisition strategy.
Timothy J. FitzGerald	49	Chief Executive Officer of the Company since February 16, 2019. Vice President and Chief Financial Officer of the Company and its principal subsidiary, Middleby Marshall Inc. ("MM"), from May 2003 to February 2019. Vice President and Corporate Controller of the Company and MM from February 2000 to May 2003. Corporate Controller of the Company and MM from November 1998 to May 2003. Audit Manager of Arthur Anderson LLP from 1991 to 1998. Director of Hardinge Inc. since May 2018.	2019

		Mr. FitzGerald's extensive experience at the subsidiary and corporate level of the Company and his day to day leadership as CEO of the Company provide the Board with intimate knowledge and an invaluable perspective regarding the Company's operations, challenges and business strategy.

Name	Age	Principal Occupation(s) During Past Five Years and Other Public Directorships	Director of Company or Predecessor Since
Sarah Palisi Chapin	57
		Principal of Chapin Creative, LLC, a business incubation, strategy and marketing advisory firm, since 2016. Member of the board of directors of Yummy Spoonfuls, an organic baby and toddler food company, serving from 2014-2018. Chief Executive Officer and board member of Hail Merry, a marketer and manufacturer of gluten-free, vegan, refrigerated plant ingredient snacks, from 2009 to 2016. Member of the board of directors and Chair of the compensation committee of Caribou Coffee Company (then NASDAQ: CBOU), from 2007 to 2013. Member of the board of directors of IRM, data analytics subscription company from 1998-2008. Chief Executive Officer, then Chairman, of Enersyst Development Center from 1995 to 2003, an intellectual property development and licensing firm in food processing, vending and foodservice. Member of the board of directors of PrimeSource Foodservice Equipment Distributors from 2002 to 2012. Vice President of Worldwide Business Strategy of Burger King Corporation from 1990 to 1995, including co-leader for development of Restaurant Services, Inc., Burger King Purchasing COOP. Director of New Concepts and Engineering, Pizza Hut, 1985-1990.	2013

		Ms. Chapin brings more than three decades of experience in the food service and food processing industries, including a comprehensive understanding of strategy, franchising, commercial kitchen technology, brand management, product development, marketing, operational excellence, market expansion and acquisition strategy.
Cathy L. McCarthy	71
		President and Chief Executive Officer of Cross Tack, Inc. a strategy consulting firm, since 2011. Chairman of PixCell, Inc. and SRG Instruments, both medical device firms, since 2017 and 2013 respectively. Partner, SRGI Holdings since 2013. Chief Executive Officer and President of SM&A (NASDAQ: WINS), a competition management and program services company representing major aerospace and defense clients, from 2007 to 2011. Chief Operating Officer and President SM&A from 2006 to 2007. Chief Financial Officer and Corporate Secretary of SM&A from 2001 to 2006. Prior to 2001, in addition to financial restructuring of several companies, was Vice President of several credit & lending departments of Mellon Bank, N.A.	2015

Name	Age	Principal Occupation(s) During Past Five Years and Other Public Directorships	Director of Company or Predecessor Since

		Ms. McCarthy's operating experience as a Chief Executive Officer and a Chief Financial Officer of numerous private and public companies combined with her extensive background in strategy, mergers and acquisitions, financial reporting and internal controls provide the Board with valuable strategy and financial oversight capabilities.
John R. Miller III	78	Chairman and Chief Executive Officer of EOP, Inc., publisher of special market trade magazines from 1968 to 2019; Sales Manager, Procter & Gamble, Packaged Soap Division, 1964 to 1968. Director Emeritus of First National Bank of Long Island and its holding company, the First of Long Island Corporation.	1978
		Mr. Miller's marketing background and knowledge of diversity issues is valuable in Board discussions regarding new product introductions, overall marketing strategy and employee matters.
Nassem Ziyad	53	Chief Operating Officer of Ziyad Brothers Importing, a leading distributor and global marketer of a diverse portfolio of food products, representing multinational customers such as Nestle, Kraft and Bel, founded in 1966.	2017

		Mr. Ziyad's extensive experience in marketing, branding and financial management of food products throughout the world is valuable in Board discussions regarding food manufacturing, cross border trade, operations, brand management and marketing.

Each of the nominees has consented to serve as a director if elected. The Board knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board may recommend.

Vote Required for Approval; Board Recommendation

Election of each individual director nominee requires the vote of a majority of the votes cast at the Meeting by holders of shares present in person or represented by proxy and entitled to vote at the Meeting. For the election of directors, abstentions and broker non-votes will not count as a vote FOR nor a vote AGAINST a nominee and thus will have no effect on the outcome of the vote.

The Board adopted a policy on May 14, 2013, which requires any director who does not obtain a majority of votes cast in an uncontested election to promptly tender his or her resignation to the Chairman of the Board for consideration by the Board. The Nominating and Corporate Governance Committee will then consider the resignation and recommend appropriate action to the Board. The Board is required to take formal action on the Nominating and Corporate Governance Committee's recommendation no later than 90 days following the date of the stockholders' meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee's recommendation, the Board shall consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional information, factors and alternatives as the Board deems relevant. Following the Board's decision on the Nominating and Corporate Governance Committee's recommendation, the Company, within four business days after such decision is made, shall publicly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE ABOVE NAMED NOMINEES AS A DIRECTOR OF THE COMPANY.

Committees; Board Meetings

The Board held four in-person meetings during the fiscal year ended December 29, 2018, and each director attended at least 75% of all Board and applicable committee meetings. Although the Company does not have a formal attendance policy, the Company encourages all directors to attend its annual meeting of stockholders. All of the Company's directors attended the 2018 Annual Meeting of Stockholders. Current directors, Mmes. Chapin and McCarthy and Messrs. Lamb, Miller, O'Brien and Ziyad, have been determined by the Board to be "independent directors" as such term is defined under Rule 5605(a)(2) of The NASDAQ Stock Market LLC ("NASDAQ"). The Board is comprised of a majority of independent directors. The Company currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Mr. Lamb, who presently serves as a director, will not stand for re-election at the 2019 Annual Meeting.

Audit Committee

The Company's standing Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Securities Exchange Act of 1934, as amended. During the fiscal year ended December 29, 2018, the Audit Committee was comprised of Ms. McCarthy (Chairperson) and Messrs. Lamb, O'Brien and Ziyad, and met in-person four times for the purposes of: (i) approving the selection of the Company's independent auditor; (ii) reviewing the arrangements for and scope of the audit and pre-approving permitted non-audit services; (iii) reviewing the Company's interim and annual financial statements or other results of the audit; (iv) reviewing the Company's internal accounting procedures and controls and the recommendations of the Company's independent auditor; and (v) reviewing the external audit process. Ms. McCarthy and Mr. O'Brien have been determined by the Board to be financially sophisticated as required by NASDAQ Rule 5605(c)(2) and to be "audit committee financial experts" as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. All of the members of the Audit Committee have been determined by the Board to meet the additional independence criteria set forth in NASDAQ Rule 5605(c)(2). Mr. Lamb, who presently serves as a member of the Audit Committee, will not stand for re-election at the 2019 Annual Meeting. The Audit Committee has a written charter which was approved by the Board on March 4, 2003, and modified as of February 25, 2004, and is currently available in the "Investor Relations" section of the Company's website, located at www.middleby.com.

Compensation Committee

During the fiscal year ended December 29, 2018, the Compensation Committee met in person three times and was comprised of Messrs. Miller (Chairperson) and O'Brien and Ms. Chapin. The function of the Compensation Committee is to make recommendations concerning the compensation of the Chairman of the Board, the CEO, other executive officers of the Company and non-employee members of the Board. The Compensation Committee is also responsible for administering and making grants to executive officers under the Company's 2011 Long-Term Incentive Plan (the "LTIP") and administering the Value Creation Incentive Plan (the "VCIP"), including the establishment and certification of performance goals. All of the members of the Compensation Committee have been determined by the Board to be independent as defined under applicable NASDAQ listing standards. The Compensation Committee has a written charter which was effective as of June 28, 2013, and amended and restated on March 22, 2019, and is currently available in the "Investor Relations" section of the Company's website, located at www.middleby.com.

Nominating and Corporate Governance Committee

During the fiscal year ended December 29, 2018, the Nominating Committee met three times and was comprised of Mmes. Chapin (Chairperson) and McCarthy and Mr. Miller. As the Nominating Committee, it discusses, reviews and evaluates potential director candidates and recommends potential director candidates to the Board for election by the stockholders or appointment to the Board, as the case may be, pursuant to the Company's Bylaws. The Board considers potential director candidates who have been recommended by the Nominating Committee. In identifying and selecting director candidates, the Nominating Committee and the Board consider a variety of factors, including, but not limited to, a candidate's experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating Committee considers appropriate in the context of the needs of the Board. In March of 2019, the Nominating Committee expanded its charter to become the Nominating and Corporate Governance Committee which, in addition to its existing nominating duties, also develops and recommends to the Board corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee also oversees the evaluation of the Board and the Company's executive officers, including with respect to the Board's composition and procedures. Among other tasks, the Nominating and Corporate Governance Committee annually reviews, with the Board, the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by NASDAQ. The Nominating and Corporate Governance Committee has a written charter which was effective as of February 22, 2013, and amended and restated on March 22, 2019, and is currently available in the "Investor Relations" section of the Company's website, located at www.middleby.com.

Because the Company's stockholders rarely, if ever, have recommended potential director candidates, the Nominating and Corporate Governance Committee and the Board do not have a formal policy at this time for consideration of potential director candidates recommended by the Company's stockholders, but the Nominating and Corporate Governance Committee will give due consideration to any and all such candidates under the same criteria as internally generated candidates.

Board Leadership Structure

The business of the Company is managed under the direction of the Board, in the interest of the stockholders. The Board delegates its authority to management for managing the day to day activities of the Company. The Board requires that management review major actions and initiatives with the Board prior to implementation.

Executive sessions of the independent directors are held in conjunction with regularly scheduled meetings of the Board and as otherwise deemed necessary.

On February 16, 2019, upon the retirement of our former Chairman of the Board, President and CEO, Selim A. Bassoul, the Company separated the roles of Chairman of the Board and CEO. At that time, (i) Mr. O'Brien, who has served as lead independent director of the Board since March 2010, was appointed Chairman of the Board, and (ii) Mr. FitzGerald, the Company's CFO, was appointed CEO and a director.

By splitting these roles, Mr. O'Brien is able to focus on and tangibly oversee the Company's senior management (including the CEO), Board leadership, and governance-related matters, while Mr. FitzGerald is able to exclusively focus on the Company's strategy, day-to-day operations, and financial and organizational health.

We believe this leadership structure best serves the Company and its stockholders at this time as it strengthens the integrity and independence of our Board and reduces potential conflicts in the areas of performance evaluation, executive compensation, succession planning, and the recruitment of new directors.

Director Compensation

The Company believes that having quality nonemployee directors is critical to our success. Nonemployee directors represent the interests of our stockholders, and they contribute their experience and wisdom to guide our Company, our strategy and our management. The Board believes that compensation for directors should reflect the work required in both their ongoing oversight and governance role, and their continuous focus on driving long-term performance and stockholder value.

The Compensation Committee, consisting solely of independent directors, has the additional responsibility for reviewing director compensation and considering any changes in how we compensate our directors. The full Board reviews the Compensation Committee's recommendations and approves (or ratifies) the amount of director compensation. The Compensation Committee is empowered to engage outside advisors, experts, and others to assist it. The Compensation Committee periodically reviews assessments prepared by outside consultants that the Compensation Committee has engaged in order to gain an understanding of current market levels of compensation being paid for board service and to gauge current practices with respect to the forms of director compensation currently in use.

Our Board compensation policy for 2018 was established in consultation with Aon Consulting ("Aon Consulting"), the Compensation Committee's independent compensation consultant. In November 2017, the Compensation Committee engaged Aon Consulting to conduct a director compensation assessment based on the same peer group that was developed in November 2017 for its executive compensation assessment. See "Executive Compensation—Compensation Discussion and Analysis—Development of the Peer Group." The assessment analyzed peer company director compensation levels and practices, evaluated the competitiveness of the Company's director compensation program from multiple perspectives relative to the peer group, and described recent market trends in director compensation. Considering this peer group assessment and exercising its judgement, the Compensation Committee determined to propose an increase in the 2018 annual cash retainer to $100,000 from $60,000, which made the Company's total nonemployee director compensation competitive with the market. The Compensation Committee then recommended to the Board, and the Board approved, the compensation policy for 2018.

Under the Board compensation policy, during the fiscal year ended December 29, 2018, each nonemployee director received an annual retainer of $100,000, with the respective Lead Independent Director, Audit and Compensation Committee Chairpersons receiving an additional $15,000 annual retainer and the Nominating and Corporate Governance Committee Chairperson receiving an additional $5,000 annual retainer. In addition to the retainers, on May 16, 2018, each nonemployee member of the Board as of such date was awarded 1,000 shares of restricted stock pursuant to the LTIP. These shares of restricted stock will vest on May 1, 2019, based on continued service. No additional meeting fees are paid to our nonemployee directors or our directors who are also officers of the Company.

Compensation paid to our nonemployee directors in 2018 is shown in the Director Compensation for Fiscal Year 2018 table appearing on page 38.

No changes were made to the Company's director compensation structure for the fiscal year ending December 28, 2019. Consistent with the Compensation Committee's policies, on February 25, 2019, each nonemployee director as of such date, with the exception of Mr. Lamb who will not stand for re-election at the 2019 Annual Meeting, was awarded 1,000 shares of restricted stock pursuant to the LTIP.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks associated with each. While the Board has general oversight responsibility for risk at the Company, the Board has delegated some of its risk oversight duties to Board committees. The Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and evaluates the internal control framework of the Company. The Nominating and Corporate Governance Committee is responsible for recommending to the Board individuals qualified to serve as directors of the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

It is the role of management to present material risks in a clear and understandable manner as part of its broader responsibility to keep the Board well informed on all matters of significance to the Company. The Company believes that its current leadership structure facilitates this clear delineation of responsibility with respect to its risk management process. Additionally, maintaining an independent Board with an independent director now serving as Chairman of the Board permits open discussion and assessment of the Company's ability to manage these risks.

Stockholder Communications With the Board

The Board has adopted the following procedure for stockholders and other interested parties to communicate with the Board. All such communications should be sent by email to the Chairman of the Board at the address found on the Company's website, www.middleby.com, or by regular mail to the Chairman of the Board at the Company's principal executive offices in Elgin, Illinois. The Chairman of the Board will collect and organize all such communications, deleting any sales or other solicitations and any communications which contain offensive material. A summary of the communications received will be periodically provided to the Board, which will determine the disposition of any such communication.

EXECUTIVE OFFICERS

The following is a summary of the professional experience of the executive officers of the Company:

Name	Age	Principal Occupation(s) During Past Five Years
Selim A. Bassoul	62	President, Chief Executive Officer and Chairman of the Board of the Company and its principal subsidiary, MM, from December 23, 2004 to February 16, 2019. President and Chief Executive Officer of the Company and MM from 2001 to 2004. Chief Operating Officer of the Company and MM from 2000 to 2001. Group President of Middleby Cooking Systems Group from 1999 to 2000. President of Southbend, an affiliate of the Company, from 1996 to 1999.
Timothy J. FitzGerald	49
		Chief Executive Officer of the Company since February 16, 2019. Vice President and Chief Financial Officer of the Company and MM from May 2003 to February 15, 2019. Vice President and Corporate Controller of the Company and MM from February 2000 to May 2003. Corporate Controller of the Company and MM from November 1998 to May 2003.
David Brewer	62
		Executive Vice President and Chief Operating Officer of the Company since February 16, 2019. Chief Operating Officer of the Company's Commercial Foodservice Equipment Group from March 2009 to February 15, 2019. President, Pitco Frialator, Inc., from July 2007 to March 2009. President, Lantech North America, from June 2005 to July 2007. Vice President of Global Supply Chain, YUM!, from March 2002 to June 2005.
Martin M. Lindsay	54
		Vice President, Treasurer and Secretary of the Company since February 16, 2019. Corporate Treasurer and Assistant Secretary of the Company and MM from February 2002 to February 15, 2019. Assistant Treasurer of the Company and MM from March 1999 to February 2002.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis ("CD&A") describes the material elements of compensation for the Company's 2018 executive officers identified in the Summary Compensation Table as the "Named Executive Officers." The CD&A also provides analysis with respect to the compensation disclosed in the tables that follow.

The Compensation Committee during the course of 2018 was composed of the following outside directors, each of whom is "independent" in accordance with the NASDAQ governance rules: John R. Miller III, Chairman, Gordon O'Brien and Sarah Palisi Chapin. The Compensation Committee is appointed by, and responsible to, the Board for making recommendations to the Board and approving, where appropriate, all matters related to executive and non-employee director compensation.

Executive Summary

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. As described in this CD&A, our compensation program features a pay for performance design that rewards our Named Executive Officers for the achievement of short-term and long-term financial goals. This summary contains a discussion of our 2018 performance, our 2018 executive compensation highlights, and our prior year say-on-pay results.

2018 Company Performance

In 2018, the executive team led by Mr. Bassoul, our CEO during fiscal year 2018 (who has subsequently retired), drove the performance of the Company, outperforming its peers in many respects. For example, our five year financial performance on Earnings Per Share ("EPS") was significantly above the peer group median. The peer group for this purpose is the Peer Group as discussed below on page 21. On a one-year basis (FYE 2018), the Company's Total Shareholder Return ("TSR") was –24.8% versus the Peer Group median TSR of –13.9%. Over the same period, the Company's EPS growth was 8.4% versus the Peer Group median EPS of 27.7%. On a three-year basis (FYE 2016—FYE 2018), the Company's TSR was –6.0% versus the Peer Group median TSR of 49.9%. Over the same period, the Company's EPS growth was 69.6% versus the Peer Group median EPS growth of 43.8%. On a five-year basis (FYE 2014—FYE 2018), the Company's TSR was 26.9% versus the Peer Group median TSR of 43.3% and the Company's EPS growth was 108.0% versus the Peer Group median EPS growth of 47.5%.

Note: TSR reflects annual rates of return reflecting stock price appreciation plus reinvestment of dividends (calculated monthly) and the compounding effect of dividends paid on reinvested dividends.

The chart below highlights the Company's financial performance over a ten-year period:

In addition to the financial achievements described and highlighted graphically above, other notable accomplishments in 2018 included:

Financial Highlights

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  Record net sales of $2.723 billion, an increase of 17% over 2017.

  •
  Record net earnings of $317 million, an increase of 6% over 2017.

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  Record earnings per share of $5.71 per share, an increase of 9% over 2017.

  •
  Record operating cash flow of $369 million, an increase of 21% over 2017.

Strategic Developments

  •
  Continued execution of the Company's strategic acquisition strategy to acquire leading brands and technologies with established market positions and differentiated products. During 2018, the Company completed nine acquisitions, expanding the portfolio at both the commercial foodservice and the food processing segments.

  •
  Strategic expansion and continued growth of the Commercial Foodservice beverage platform, including through the acquisitions of JoeTap, a leader in Nitro-brew and Cold-brew coffee equipment, and Taylor Foodservice, a leader in frozen beverage, frozen dessert and automated cooking equipment. These acquisitions complement other recent additions of Follett Corporation, Automatic Bar Controls, Inc., and Concordia Coffee Company, Inc. to create a broad portfolio of innovative beverage solutions.

  •
  Acquisitions of Firex Srl ("Firex"), Josper S.A. ("Josper"), Crown Food Service Equipment Ltd. ("Crown") and EVO America ("EVO") to further add to the Company's leading cooking brands for the Commercial Foodservice segment. Through the acquisition of Firex and Crown, the Company is positioned as an innovation leader in the steam and sous-vide cooking categories. The acquisition of EVO further adds to the Company's ventless cooking solutions and positions the Company as a leader in this growing market. Josper, a leader in charcoal cooking equipment, adds to the Company's specialty cooking equipment solutions.

  •
  Further expansion of the global products capability of the Company's Food Processing segment with the acquisitions of Hinds-Bock Corporation, Ve.Ma.C. and M-TEK Inc., significantly expanding the automation capabilities and complete line solution offerings of the group.

  •
  Continued progress on the Company's acquisition integration initiatives related to business units acquired over the past several years. This included continued execution of profitability initiatives related to the AGA Rangemaster Group plc residential group, including the closure of a non-core furniture business, and at Taylor Foodservice, the Company's largest acquisition.

  •
  Successful completion of the Company's strategic alignment initiative of the sales representative organization for the Commercial Foodservice segment. Through this major undertaking the Company is better aligned with its sales organization, which will facilitate selling of our most innovative solutions, coordination of activities across our brands, and enhance the customer experience with the Company.

  •
  Further development of the capabilities of the Middleby Residential distribution platform. During 2018, the Company continued to enhance the capabilities of this Company-owned distribution platform established in prior years through the addition and training of sales personnel, investments made to the service organization, addition of equipment displays at our dealer partners, and the establishment of showrooms in Chicago and New York. The distribution platform now serves as a competitive advantage and vehicle to support Viking and the entire portfolio of premium brands including Viking, Lynx, LaCornue, Marvel, AGA, and EVO outdoor. Successful execution of this initiative resulted in revenue and profitability growth for Viking and the residential brands domestically and better positions the platform for long-term growth.

  •
  Furthering of our technology development initiatives, including the launch of Middleby Connect, our "Internet-of-Things" based solution to provide cloud-based monitoring, service, and control of equipment across the Commercial Foodservice platform. Middleby Connect significantly enhances the customer experience through improved access to information and operational efficiencies. Additionally, the Company made continued progress in the development of automated kitchen equipment solutions through our L2F division acquired in the prior year. The Company also successfully launched its industry leading web-based service parts platform Middleby Advantage (www.middlebyadvantage.com), providing for industry leading parts availability, shipping lead times and customer convenience.

  •
  Continued development and introduction of new and industry leading innovations across all business segments, including products that increase energy efficiency, reduce water consumption, increase speed of cooking, reduce food waste and provide labor savings.

Leadership Transitions

On February 16, 2019, Selim A. Bassoul retired as Chairman, President and CEO of the Company, and the Board promoted Timothy J. FitzGerald, a 20-year veteran of the Company, to the position of CEO and director. Mr. FitzGerald previously served as Vice President and CFO of the Company.

In connection with Mr. Bassoul's retirement, the Company and MM entered into a retirement and consulting agreement with Mr. Bassoul (the "Retirement and Consulting Agreement"), effective February 16, 2019. Under the Retirement and Consulting Agreement, Mr. Bassoul will help effectuate an orderly transition of the CEO's duties and responsibilities to Mr. FitzGerald, and provide such other advisory services as requested by the Board, for a two-year period ending on February 16, 2021. Mr. Bassoul also agreed to certain restrictive covenants, including a two-year non-competition and employee and customer non-solicitation agreement, among others. The Retirement and Consulting Agreement entitles Mr. Bassoul to an aggregate payment of $10 million, of which $8 million was paid in a lump sum on March 1, 2019, and $2 million will be paid over the remainder of the two-year term, subject to his continued compliance with the restrictive covenants. In addition, Mr. Bassoul commenced to receive payment of the lifetime supplemental retirement benefit and continued lifetime participation in the Company's health and medical plans maintained for its senior executives, in each case, pursuant to the terms of his prior employment agreement with the Company.

In February 2019, the Board also promoted David Brewer to serve as Executive Vice President and Chief Operating Officer of the Company. Mr. Brewer previously served as Chief Operating Officer of the Company's Commercial Foodservice Equipment Group.

In addition, in February 2019, the Board promoted Bryan Mittelman to the position of Chief Financial Officer of the Company. Mr. Mittelman had been Chief Accounting Officer of the Company since July 2018. Prior to joining the Company, Mr. Mittelman had been Vice President, Controller at Knowles Corporation.

Highlights of 2018 Compensation Program

  •
  Our compensation opportunity mix for 2018 was a combination of base salary, annual 100% performance-based cash bonus incentive and long-term equity incentive awards delivered in the form of 100% performance-based equity grants. The Compensation Committee believes that structuring executive compensation with a high percentage of performance-based pay is the best way to align the interests of executives with the interests of stockholders. Beginning in 2014, based in part on feedback from our stockholder outreach initiative, the Compensation Committee granted one-year performance-based equity incentive awards to Messrs. Bassoul and FitzGerald. The long-term equity incentive awards and annual cash bonus incentive granted to our Named Executive Officers were 100% performance-based. The one-year performance measures utilized for Messrs. Bassoul's and FitzGerald's awards in 2018 enabled the Compensation Committee to adapt the program for these key officers to then-current financial goals and conditions.

  •
  The 2018 annual cash bonus incentive plan and long-term equity incentive awards are both 100% performance-based benefits that focus on increasing both earnings before interest, taxes, depreciation and amortization ("EBITDA") and EPS, without encouraging unnecessary or excessive risk-taking. EBITDA is not a GAAP measure. Please refer to the Income Statement Data in "Item 6—Selected Financial Data" of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, for additional information on our EBITDA. For purposes of the compensation program, we define EPS as actual fiscal 2018 earnings per share, excluding any unusual charges related to acquisitions or restructuring, reported on a diluted basis. Please refer to the Income Statement Data in "Item 6—

    Selected Financial Data" and Note 3(p) to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, for additional information on our EPS. The Compensation Committee and management have continually reviewed and considered other performance metrics, but have determined for 2018 that EBITDA and EPS directly link to the Company's business strategy, are measures by which the Company is commonly evaluated externally by analysts and investors, and are the best indicators of the Company's financial and operational performance.

  •
  As described below, on July 16, 2018, the Company made long-term equity awards of performance-based restricted stock to Messrs. Bassoul and FitzGerald pursuant to the terms of the LTIP. The shares of restricted stock are earned based on the level of EBITDA and EPS growth achieved over the 2018 one-year time period. The Company strives to make performance goals rigorous yet attainable. Although the Company generated solid 8.4% growth in EPS and 8.9% growth in EBITDA, actual performance in 2018 fell below the challenging growth targets set by the Compensation Committee in the annual cash bonus incentive and long-term equity incentive programs. Accordingly, the 2018 grants did not vest and were forfeited back to the Company. These 2018 executive compensation results are an example of the Compensation Committee's policy to maintain a high percentage of executive compensation linked to the financial performance of the Company in order to closely align the interests of executive management with the interests of stockholders.

  •
  As discussed and illustrated below under "Compensation Programs, Objectives and Philosophy" the compensation structure for our Named Executive Officers reflects our pay for performance philosophy as evidenced by the following:

  •
  long-term equity incentive awards in recent years have been made solely in the form of performance-based restricted stock;

  •
  annual cash bonus incentive programs in recent years have been performance-based; and

  •
  fixed compensation (base salary) is a small portion of target total direct compensation paid to the Named Executive Officers while variable pay (compensation that is "at risk" based on performance) comprises a large portion of target total direct compensation paid to the Named Executive Officers.

  •
  As discussed below under the heading "One-Time Bonuses," the Company did not achieve the rigorous minimum 2018 financial performance criteria established under the cash incentive bonus plan and long-term equity incentive plan such that no payouts were earned under those plans, and the Board granted a one-time bonus award to each of Messrs. FitzGerald, Brewer and Lindsay in recognition of their extraordinary efforts in fiscal year 2018 and execution of other strategic initiatives, as described above under "2018 Company Performance."

2018 Compensation Pay-for-Performance Results

As described below under "Compensation Programs, Objectives and Philosophy," one of the Compensation Committee's most significant goals for the Company's executive compensation program is to link executive pay with the financial performance of the Company. Consistent with this philosophy, a significant portion of an executive's annual compensation is "at-risk" and linked to the achievement of corporate and, in certain cases, individual goals, in order to drive and increase stockholder value.

Each year, the Board regularly reviews the business performance and strategy, also taking into consideration the current and projected competitive dynamics within the Company's operating segments. In conjunction with such reviews and assessments, the Compensation Committee undertakes a process to set challenging financial performance targets within annual cash bonus incentive and long-term equity incentive awards to ensure that executive compensation payments and vesting of awards only occur if the Company achieves exceptional performance.

As described below, the Compensation Committee and management have determined that EBITDA and EPS are the most appropriate financial performance metrics to measure Company performance, as they directly link to management's business strategy, reflect how the Company is evaluated externally and are the strongest indicators of financial and operational success. The Compensation Committee also believes that these performance metrics have the potential to lead to an increase in stockholder value if achieved. In light of the foregoing, the Compensation Committee set the performance target for 2018 EBITDA growth at 12% and 2018 EPS growth at 17% and the maximum for 2018 EBITDA growth at 17% and 2018 EPS growth at 22%, which the Compensation Committee determined were financial goals for the Company that would be likely to create significant stockholder value, if achieved.

The Company's executive compensation results for 2018 demonstrate that the executive compensation program of the Company effectively aligns the interests of management with the interests of our stockholders. Historically, the Company has created a significant amount of stockholder value as exhibited in the ten year stockholder returns, which significantly outperformed our competitors, peer companies and the S&P 500. The annual performance-based cash bonus incentive program and the long-term equity incentive program, however, use performance metrics related to one-year performance goals and do not include historical performance data. The Company reported record 2018 EBITDA and EPS; however, these results did not achieve the 2018 EBITDA and EPS minimum growth performance targets set by the Compensation Committee and, accordingly, no annual cash bonus incentive payment or vesting of performance-based restricted stock occurred. These outcomes demonstrate that the Compensation Committee established rigorous performance goals.

While 2018 performance did not achieve the rigorous minimum incentive compensation criteria, we are pleased with the accomplishments of 2018 and are confident that the strategic decisions made by our executive management team in 2018 will contribute to strong financial results in the future.

Alignment of Pay and Performance

In order to demonstrate the alignment of pay and performance, it is useful to examine a comparison of target compensation with compensation actually realized by the CEO and the CFO. Realized compensation is a measure of the actual value of compensation received during the reporting year by the executive officer. It shows the effect of Company performance and stock price on potential compensation values, and, by showing realized compensation, provides a means to evaluate the alignment between pay and performance.

Realized compensation shows the value of long-term equity incentive awards at year-end, based on the attainment of incentive plan performance targets through the fiscal year end and using the year-end stock price on December 31, 2018.

Because the Company's operating performance did not achieve the challenging performance targets set by the Compensation Committee, realized compensation under both the annual cash bonus incentive program and the long-term equity incentive program was $0.

The graphics below show the reported and realizable pay of the CEO and the CFO in 2018.

Key Changes in 2019 Executive Compensation

In light of the changes in leadership, the Compensation Committee reviewed the long-term incentive award-based compensation for its executive officers. The Compensation Committee decided to make material changes to the long-term incentive award practices as a result of this review to make the program consistent with current market practice. The Compensation Committee made the following changes to the long-term equity incentive awards for grants made in 2019.

  1)
  The Compensation Committee changed the long-term incentive awards of restricted stock to be a mix of equity vehicles that is 67% performance-based and 33% time-based, which more closely aligns the Company's executive award-based compensation with the market and helps ensure the appropriate balance of performance-based incentives and promotion of executive retention.

  2)
  The performance-based incentive awards will be 50% based upon annual EPS performance and 50% based on annual EBITDA performance. These grants will vest over three years, subject to the Company's ability to meet annual or cumulative performance goals. The underlying shares of the Company subject to these incentive awards will be restricted from sale by the applicable executive until the end of the three-year period, regardless of the date on which such shares vest, subject to certain exceptions.

  3)
  In reviewing historic and expected performance of the Company, the Peer Group, and key market indices, the Compensation Committee is requiring market leading performance goals, which feature target performance metrics of 10% EBITDA growth and 10% EPS growth.

  4)
  The Compensation Committee determined that the long-term incentive award based compensation will include a threshold level to be 50% of target amount for 5.0% growth of EPS or EBITDA, as applicable, at which point 25% of the target amount of long-term incentive award based compensation will vest, and the maximum level to be 200% of target amount for 20% growth of EPS or EBITDA, as applicable, at which point 250% of the target amount of long-term incentive award based compensation will vest.

  5)
  The time-based restricted stock grant also vests ratably over a three-year period. The underlying shares of the Company subject to these incentive awards will also be restricted from sale by the applicable executive until the end of the three-year period, subject to certain exceptions.

Prior Year Say on Pay Results

At the May 8, 2018 stockholders' meeting, the "Advisory Vote on Executive Compensation" proposal (the "say on pay" proposal) with respect to our executive compensation programs for 2017 was approved with the support of 85% of the votes cast, which excludes abstentions and broker non-votes. This stockholder support for our executive compensation programs occurred after we had implemented significant changes relating to our executive compensation programs starting in 2015.

Corporate Governance Highlights

We continue to implement and maintain leading practices in our executive compensation program, stockholder outreach and related areas. These practices include:

✓	Risk Mitigation	✓	No Repricing
✓	No "Gross-ups"	✓	Stock Ownership Requirements
✓	No Hedging or Pledging	✓	Independent Compensation Consultant
✓	Majority Vote Standard for Uncontested Director Elections

Discussion and Analysis

Compensation Programs, Objectives and Philosophy

The Compensation Committee's compensation philosophy is to engage and promote competitive spirit amongst its employees at all levels to facilitate delivery of the best possible products to the market capable of maximizing market share within each product niche, thus ensuring the highest potential stock price on the market for the Company's stockholders.

The Company's compensation and benefits programs are influenced by the Company's business culture and are designed to maximize strategic Company goals. The Company's compensation program objectives are as follows:

  •
  Attract and Retain Executive Talent—The Compensation Committee provides compensation packages that will attract and retain qualified executive talent and deliver increasing rewards for extraordinary performance.

  •
  Link Executive Compensation with Operating Performance—The Compensation Committee structures a portion of the compensation for Named Executive Officers and senior management to vary with the Company's financial and operating performance. A significant portion of an executive's annual compensation is "at-risk" and linked to the achievement of corporate and, in certain cases, individual goals described further below, in order to drive and increase stockholder value.

  •
  Link Executive Equity Incentive Compensation with Stockholder Interests—The Compensation Committee believes that granting equity-based awards using vehicles such as stock options, restricted stock, stock appreciation rights, or performance stock, aligns the interests of the Named Executive Officers with those of stockholders through stock ownership and furthers the Company's goal of executive retention by using time-based vesting of equity awards in certain cases. Equity incentive compensation granted to the Named Executive Officers in recent years has been solely in the form of performance stock to (i) align the interests of executives, including the Named Executive Officers, with stockholder interests and (ii) tie performance goals and payouts directly to metrics that have been identified as critical drivers of financial and operational success and strategic objectives.

  •
  Facilitate a High-Growth Company Strategy—The Compensation Committee provides incentive compensation that rewards executives for exceptional growth in earnings, which is expected to result in strong stock price performance and growth in market capitalization. Incentive compensation goals are set at "stretch" levels, resulting in awards that out-perform the market when Company performance out-performs the market.

Role of the Compensation Committee

The Compensation Committee, consisting entirely of independent directors, has the responsibility for establishing, implementing, and monitoring adherence with the Company's compensation program and providing input to the Board with respect to management development and succession planning. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company's compensation and benefit plans. For additional information on the members, structure, scope of authority and operation of the Compensation Committee, see "Compensation Committee" and "Proposal No. 1—Election of Directors."

The Compensation Committee evaluates the CEO's performance and makes recommendations to the Board with respect to the CEO's compensation level based on this evaluation. The Compensation Committee also evaluates the other Named Executive Officers' performance and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the compensation of such other Named Execute Officers.

Role of the Compensation Committee's Independent Compensation Consultant

The Compensation Committee has the power to retain independent compensation consultants, legal counsel, or other advisors as it may deem appropriate to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of management of the Company. The Compensation Committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities. In November 2017, the Compensation Committee retained Aon Consulting as its independent compensation consultant. Aon Consulting reports directly to, and is directly accountable to, the Compensation Committee, and the Compensation Committee has the sole authority to retain, terminate and obtain the advice of Aon Consulting at the Company's expense. The Compensation Committee selected Aon Consulting as consultants because of Aon Consulting's public compensation experience and governance understanding, access to market competitive data, and because Aon Consulting provides no services to the Company other than its services to the Compensation Committee, has no other ties to management that could jeopardize its fully independent status, and has strong internal governance policies that help ensure that it maintains its independence. The Compensation Committee, with the assistance of its independent compensation consultant, monitors market compensation practices and developments as well as the appropriateness of the various components of the executive pay program.

In addition, in making determinations about executive compensation, our Compensation Committee believes that obtaining relevant market and benchmark data is very important. Collecting such information provides very helpful context and a solid reference point for making decisions. Our Compensation Committee also considers corporate and individual performance, any shifts in the current or anticipated future domains and function of the executive officers and the input of other Company directors who are not members of the Compensation Committee.

The Compensation Committee has worked with Aon Consulting to: assess our executive compensation philosophy, objectives and components; develop a peer group of companies for compensation comparison purposes; review considerations and market practices related to short-term cash incentive plans and long-term equity and other incentive plans, and trends in the capital goods industry; review our equity compensation strategy; and review director compensation market practices.

While the Compensation Committee takes into consideration the review and recommendations of Aon Consulting when making decisions about the Company's executive compensation program, ultimately the Compensation Committee makes its own independent decisions about compensation matters.

The Compensation Committee has assessed the independence of Aon Consulting pursuant to SEC and NASDAQ rules. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and NASDAQ with respect to a compensation consultant's independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to the firm's total revenues. Aon Consulting did not provide any services to the Company other than the services provided to the Compensation Committee as described herein and in the "Director Compensation" section.

Aon Consulting has conducted a review of its performance, and has prepared an independence letter for the Compensation Committee that provides assurances and confirmation of the consultant's independent status under the standards. None of the Compensation Committee members and none of our executive officers or directors have any personal relationship with Aon Consulting. The Compensation Committee also determined that there were no other factors that should be considered in connection with the assessment or that were otherwise relevant to the engagement of Aon Consulting. On the basis of its consideration of the foregoing, the Compensation Committee concluded that there were no conflicts of interest, and that Aon Consulting is independent.

Compensation Decision-Making Process

The CEO annually reviews the performance of each executive officer, other than himself. Elements of executive reviews include an analysis of actual operating performance versus pre-determined operating performance targets, measures taken to improve efficiency of operations within the executive's area of responsibility and assessment of the executive's commitment to the Company's core operating principles. Based on his review, the CEO develops a recommendation to the Compensation Committee for each executive's annual base salary, annual cash bonus incentive plan opportunity and payout, and the basis for long-term equity-based grants. The Compensation Committee uses the same methodology to establish the annual base salary, annual cash bonus incentive plan opportunity and payout, and long-term equity incentive award for the CEO.

With respect to annual performance-based cash bonus incentive awards, the Compensation Committee determines the minimum amount of operating performance that must be achieved each year in order for an annual cash bonus to be paid. Target performance levels are set to be in line with the Company's annual budget and growth objectives. Target performance levels for the CEO are recommended by the Compensation Committee to the Board for review and approval and target performance levels for the other Named Executive Officers are recommended by the CEO to the Compensation Committee for review and approval. The target total direct compensation of the Named Executive Officers and senior management of the Company is set at levels intended to be competitive in order to retain the executive talent that has driven the historically strong performance of the Company and attract new talent to continue strong performance and leadership.

The Compensation Committee determines compensation levels based on the discretionary judgment and experience of the Compensation Committee members, with regards to the executive officers' experience in their respective roles, tenure with the Company, recent individual performance contributions, expected future performance contributions and critical retention needs. The Compensation Committee's process has been to review CEO compensation benchmarking data every two to three years. The Compensation Committee reviewed compensation data provided by Aon Consulting in setting 2018 target pay levels for Mr. Bassoul (for a detailed discussion, refer to the sections titled "Role of the Compensation Committee" and "Role of the Compensation Committee's Independent Compensation Consultant"). The Compensation Committee generally did not utilize external compensation data, surveys or indices as a basis for setting targeted pay levels for 2018 for the other Named Executive Officers.

Development of the Peer Group

The Compensation Committee uses comparative compensation information from a relevant group of peer companies (the "Peer Group") as a point of reference, one of several factors considered as a part of setting the compensation of the CEO. In November 2017, the Compensation Committee developed the Peer Group for 2018 CEO and director compensation decisions with the assistance of Aon Consulting, based on primary selection criteria, including: revenue; market capitalization; EBITDA; industry; operational complexity; customers served; competitors for talent; and multi-year performance. The Compensation Committee considers data from the companies in the Peer Group to review the total compensation of our CEO and the components thereof relative to the comparable position at Peer Group companies. The Compensation Committee retains discretion in determining the nature and extent of the use of Peer Group data. The Compensation Committee periodically reassesses the companies within the Peer Group and makes changes as appropriate, considering mergers and acquisitions, changes in the Company's business and other factors.

In connection with 2018 compensation, based on the selection criteria, the Compensation Committee adjusted the peer group to remove Chart Industries, Inc., Circor International, Inc., and Standex International Corporation and to add Gardner Denver Holdings, Inc., Nordson Corporation, Pentair plc, and Xylem Inc.

The 2018 Peer Group consisted of the following companies: Barnes Group Inc., Colfax Corporation, Dover Corporation, Gardner Denver Holdings, Inc., Graco Inc., IDEX Corporation, John Bean Technologies Corporation, Nordson Corporation, Papa John's International Inc., Pentair plc, Welbilt, Inc. and Xylem Inc. At the time that the Peer Group was developed the Company was positioned near the median in terms of market capitalization and in the second quartile in terms of revenue.

The Elements of the Company's Compensation Program

The Company's compensation program is generally divided into three elements: (1) base salary; (2) annual cash incentive programs; and (3) equity-based incentive programs. We use the mix of these elements to emphasize pay for performance. Using the elements of total direct compensation, we also recognize the different value brought by individual jobs within the Company. Historically, our CEO and CFO have had the greatest responsibility for the operation and performance of the business and, accordingly, such individuals have historically received the most potential upside in their compensation, but also the most compensation at risk, depending on financial performance.

2018 Target Compensation

The following charts provide the 2018 mix for target total compensation for the CEO and CFO as set by the Compensation Committee:

Base Salary

Base salary levels and any annual salary increases are budgeted based on the current business environment and the individual's level of responsibility and merit within the Company. The Compensation Committee also reviews the mix of fixed and variable pay for the Named Executive Officers. The table below sets forth the base salary levels and associated changes for the Named Executive Officers for the 2018 fiscal year. Fixed pay levels for each of Messrs. Bassoul, FitzGerald and Brewer were revised for the 2018 fiscal year in connection with the amendments to the employment agreements entered into with each of Messrs. Bassoul and FitzGerald, and the employment agreement entered into with Mr. Brewer, in 2018. These revised pay levels are based on the Company's growth over recent years and the related change in responsibility for each applicable Named Executive Officer. For a description of changes implemented in 2018 and 2019, see the discussion below under the heading "Employment Agreements with Named Executive Officers."

Named Executive Officer	2017 Base Salary	2018 Base Salary	% Change
Selim A. Bassoul	$1,000,000	$1,500,000	50%
Timothy J. FitzGerald	$575,000	$850,000	48%
David Brewer	$600,000	$750,000	25%
Martin M. Lindsay	$220,000	$220,000	0%

Annual Performance-Based Incentive Programs

Value Creation Incentive Plan

In 2011, the Board adopted the Value Creation Incentive Plan ("VCIP"), a cash-based incentive compensation plan designed to allow performance-based compensation. The VCIP, which was reapproved by stockholders in 2016, enables the Company to establish stringent performance conditions for payment with respect to multiple goals and provides the Compensation Committee with the flexibility to address changing business needs. The VCIP is intended to provide an incentive for superior performance and to motivate eligible employees toward the highest level of achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executive officers.

The Compensation Committee has the discretion to determine which of the executive officers are eligible to participate in the VCIP. During 2018, each of the Named Executive Officers participated in the VCIP. Payment of VCIP awards is made subject to the attainment of the pre-established written performance goals approved by the Compensation Committee. For 2018, the level of incentive compensation earned was based upon achievement of dual EBITDA and EPS goals for the fiscal year.

As discussed above, the Compensation Committee and management have determined that EBITDA and EPS are the most appropriate goals by which to measure and reward company performance as they directly link to the Company's business strategy, reflect how the Company is evaluated externally and are the strongest indicators of financial and operational success. As established by the Compensation Committee, a target level of performance was required to be met on both the EBITDA and the EPS metrics in order for the full target bonus to be earned; if performance was below target on one or both metrics, no bonus would be earned for the applicable metric. There was no threshold below the target level. Tiered performance goals above the target EBITDA and EPS goals were established, which if met, lead to an incrementally higher annual bonus. The Compensation Committee selected the specific levels below because it determined them to be rigorous yet attainable.

EBITDA and EPS goals are set annually based on an analysis of historical growth rates of each metric, as well as an analysis of industry and analyst growth expectations. As shown in the summary table below, each metric was weighted at 50%.

The following table shows 2018 actual EBITDA and EPS as compared to the target EBITDA and EPS goals and the corresponding payout to each Named Executive Officer under the VCIP.

Name	Target Payout ($)	Maximum Payout ($)	Target Performance	Maximum Performance(1)	Actual Performance	Actual Payout ($)
Selim A. Bassoul	1,687,500	2,250,000	EPS Growth + 17%	EPS Growth + 22%	+8.4% Growth	—
	1,687,500	2,250,000	EBITDA Growth + 12%	EBITDA Growth + 17%	+8.9% Growth	—
Timothy J. FitzGerald	937,500	1,250,000	EPS Growth + 17%	EPS Growth + 22%	+8.4% Growth	—
	937,500	1,250,000	EBITDA Growth + 12%	EBITDA Growth + 17%	+8.9% Growth	—
David Brewer	281,500	375,000	EPS Growth + 17%	EPS Growth + 22%	+8.4% Growth	—
	281,500	375,000	EBITDA Growth + 12%	EBITDA Growth + 17%	+8.9% Growth	—
Martin M. Lindsay	112,500	150,000	EPS Growth + 17%	EPS Growth + 22%	+8.4% Growth	—
	112,500	150,000	EBITDA Growth + 12%	EBITDA Growth + 17%	+8.9% Growth	—

Target bonus amounts for each Named Executive Officer were established by the Compensation Committee using its judgment as to appropriate levels of incentive compensation that could be potentially paid to executives relative to the stockholder value created by achieving the EBITDA and EPS goals. For 2018, the Company's EBITDA and EPS performance did not meet the respective EBITDA or EPS goals. Accordingly, there were not any VCIP payments made to Named Executive Officers in 2018, as reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for Fiscal Year 2018 below.

EBITDA is determined by the Compensation Committee as net income subject to adjustment to reflect the impact of specific extraordinary items not reflected in the goals. Under the VCIP, the EBITDA calculation does not include foreign exchange gains/losses and certain non-recurring items at the discretion of the Compensation Committee, but does include all bonuses and incentive compensation payable, including VCIP payments, to Company employees for the applicable year.

Payments of VCIP bonuses, if any, are made after the completion of the Company's fiscal year-end audit and only after the Compensation Committee certifies, in writing, that the goals with respect to which VCIP payments are to be made have been attained.

One-Time Bonuses

The Compensation Committee does not generally intend to make one-time awards except in a very judicious and limited manner in rare circumstances as warranted by the situation; in addition, the Compensation Committee and the Board intend to structure the regular compensation program in a manner that will help to avoid or limit the need for such awards. With respect to the 2018 fiscal year, the Compensation Committee approved discretionary bonuses consisting of cash awards of $850,000, $750,000 and $550,000 to Mr. FitzGerald, Mr. Brewer and Mr. Lindsay, respectively, in each case, in recognition of significant contributions made during the year related to acquisition activities, completion of restructuring initiatives and execution of other strategic initiatives, as described above under "2018 Company Performance."

Equity-Based Incentive Compensation

Grants Under the LTIP

Equity incentive awards are granted pursuant to the LTIP, an equity-based incentive plan, which was approved by the Company's stockholders effective May 8, 2011 (and reapproved by stockholders at the May 11, 2016 stockholders' meeting). The LTIP encourages the Named Executive Officers, non-employee Board members and senior management of the Company and its subsidiaries to have common stock ownership in the Company and further aligns the interests of the Named Executive Officers, Board members and senior management with those of stockholders. The Compensation Committee is authorized to make grants of stock options, stock appreciation rights, restricted stock or performance stock under the LTIP.

The Compensation Committee may also make grants at varying times of the year, generally in connection with new employment arrangements or promotions. The CEO will make recommendations to the Compensation Committee regarding award levels for executive officers other than the CFO. The Compensation Committee has made such awards without regard to the release of the Company's financial results for the year or the release of any other material non-public information.

2018 Equity Incentive Awards

In 2018, the Company granted performance-based restricted stock awards to Messrs. Bassoul and FitzGerald pursuant to the terms of the LTIP which did not vest and were forfeited back to the Company, as a result of the Company's failure to achieve the EBITDA and EPS growth targets for fiscal year 2018 that were established for such grants.

In 2018, the number of performance-based restricted shares issued under the plan to Messrs. Bassoul and FitzGerald, assuming maximum performance levels were achieved, totaled 110,769 for Mr. Bassoul and 60,923 for Mr. FitzGerald.

The following chart specifies the percentage of granted shares that could have been earned at various levels of EBITDA and EPS growth achieved over the one-year performance period ended December 29, 2018, for Messrs. Bassoul and FitzGerald:

	2018 EPS Growth
2018 EBITDA Growth	12.0%	13.0%	14.0%	15.0%	16.0%	17.0%	18.0%	19.0%	20.0%	21.0%	22.0%

8.0%	33.3%	37.1%	40.8%	44.6%	48.3%	52.1%	55.8%	59.6%	63.3%	67.1%	70.8%
8.8%	37.1%	40.7%	44.4%	48.1%	51.7%	55.4%	59.1%	62.7%	66.4%	70.1%	73.7%
9.6%	40.8%	44.4%	48.0%	51.6%	55.2%	58.7%	62.3%	65.9%	69.5%	73.1%	76.7%
10.4%	44.6%	48.1%	51.6%	55.1%	58.6%	62.1%	65.6%	69.1%	72.6%	76.1%	79.6%
11.2%	48.3%	51.7%	55.2%	58.6%	62.0%	65.4%	68.8%	72.2%	75.7%	79.1%	82.5%
12.0%	52.1%	55.4%	58.7%	62.1%	65.4%	68.7%	72.1%	75.4%	78.7%	82.1%	85.4%
13.0%	55.8%	59.1%	62.3%	65.6%	68.8%	72.1%	75.3%	78.6%	81.8%	85.1%	88.3%
14.0%	59.6%	62.7%	65.9%	69.1%	72.2%	75.4%	78.6%	81.7%	84.9%	88.1%	91.2%
15.0%	63.3%	66.4%	69.5%	72.6%	75.7%	78.7%	81.8%	85.9%	88.0%	91.1%	94.2%
16.0%	67.1%	70.1%	73.1%	76.1%	79.1%	82.1%	85.1%	88.1%	91.1%	94.1%	97.1%
17.0%	70.8%	73.7%	76.7%	79.6%	82.5%	85.4%	88.3%	91.2%	94.2%	97.1%	100.0%

Additionally, in recognition of the significant contributions to the overall growth of the Company and results of the 2018 fiscal year, as described above under "2018 Company Performance," the Compensation Committee elected to issue a one-time grant of 13,724 shares of stock to Mr. FitzGerald. The shares granted to Mr. FitzGerald were fully vested at the time of grant, but Mr. FitzGerald has contractually agreed not to sell any of such shares for a period of two years following the grant date, subject to certain exceptions.

2016 Equity Incentive Awards

The Company granted restricted shares to Mr. Brewer and Mr. Lindsay on March 17, 2016. For Mr. Brewer and Mr. Lindsay, the following chart specifies the percentage of granted shares that could have been earned at various levels of cumulative EBITDA and cumulative EPS achieved over the three-year performance period ended December 29, 2018:

	3 Year Compounded EBITDA Target
3 Year Compounded EBITDA Growth	10.0%	14.0%	18.0%

10.0%	25.0%	37.5%	50.0%
14.0%	37.5%	56.3%	75.0%
18.0%	50.0%	75.0%	100.0%

On February 25, 2019, the Compensation Committee determined that a total of 14,356 and 6,153 shares were earned by Mr. Brewer and Mr. Lindsay, respectively, based on actual 3-year cumulative EBITDA of 17% and 3-year cumulative EPS of 16%. The number of shares earned vested in February 2019.

Stock Ownership Guidelines

The Company has guidelines for the Named Executive Officers and senior executives to maintain a minimum multiple of base salary in the form of Common Stock ownership. Unexercised stock options are not considered in calculating the stock ownership requirement. The base salary multiples are set by the Compensation Committee and are set at levels consistent with the individual's level of responsibility within the Company. If a participant in the Company's annual performance-based incentive plans meets or exceeds their stock ownership requirement, then they are eligible to receive 100% of their annual bonus in cash. If a participant does not meet the applicable stock ownership requirement, then a maximum of one-third of his or her annual bonus will be used to purchase Common Stock on the participant's behalf. This policy will continue under all annual performance-based incentive plans maintained by the Company.

As of December 29, 2018, all of our Named Executive Officers on such date exceed the minimum stock ownership requirements, as set forth below:

Named Executive Officer	Stock Ownership Guideline (multiple of base salary)	Stock Ownership Guideline (shares)	Actual Stock Ownership (shares)
Selim A. Bassoul	6 × base salary	87,608	660,350
Timothy J. FitzGerald	2 × base salary	16,548	246,573
David Brewer	2 × base salary	14,601	47,890
Martin M. Lindsay	2 × base salary	4,283	65,138

Post-Employment Benefits

Pursuant to his employment agreement, Mr. Bassoul is entitled to a nonqualified defined benefit pension benefit as follows: Upon Mr. Bassoul's retirement on or after the date on which he attains the age of 55 (the "Age 55 Retirement Benefit"), he will be fully vested in a monthly retirement benefit equal to one-twelfth of 50% of $1,000,000, payable for the remainder of his life. This percentage increases ratably, depending upon the age of Mr. Bassoul at the time of his retirement. If Mr. Bassoul retires after the date on which he attains the age of 60 (the "Age 60 Retirement Benefit"), he will be fully vested in a monthly retirement benefit equal to one-twelfth of 62.5% of $1,000,000, in lieu of the Age 55 Retirement Benefit, payable for the remainder of his life. If Mr. Bassoul retires after the date on which he attains the age of 65, he will be fully vested in a monthly retirement benefit equal to one-twelfth of 75% of $1,000,000, in lieu of the Age 55 Retirement Benefit and the Age 60 Retirement Benefit, payable for the remainder of his life. In addition, Mr. Bassoul's employment agreement provides that Mr. Bassoul and his dependents are generally entitled to continue to participate in all health and medical plans and programs which the Company maintains for its senior executives and their dependents for life, subject to any Medicare coverage being the primary coverage. On February 16, 2019, in connection with his retirement, the Company and MM entered into the Retirement and Consulting Agreement with Mr. Bassoul, pursuant to which, among other things, Mr. Bassoul commenced as of his retirement date of February 16, 2019, to receive payment of the lifetime supplemental retirement benefit and continued participation, including for any of his dependents, in health and medical plans and programs which the Company maintains for its senior executives and their dependents for life, in each case, subject to the terms of his employment agreement. The monthly retirement benefit payable to Mr. Bassoul, based on his age on the date of his actual retirement, is $56,320.

The Company does not provide a defined benefit pension plan for any Named Executive Officer other than Mr. Bassoul.

Limited Perquisites

The Named Executive Officers and senior executives of the Company are offered limited perquisites. In general, executives in sales oriented positions are offered an automobile expense reimbursement that varies by individual. The CEO is provided the use of a Company automobile, with the associated income taxes added to annual income, and is reimbursed for the cost of annual income tax planning services.

Employment Agreements

To attract and retain highly skilled executives and to provide for certainty regarding rights and obligations, the Company has historically provided employment agreements to certain of its executive officers. The Compensation Committee believes that its employment agreements are crucial to the success of the Company in retaining the services of Mr. FitzGerald, our CEO as of February 16, 2019, and Mr. Brewer, our COO as of February 16, 2019. The Company's employment agreement with Mr. FitzGerald, entered into on March 21, 2013, and amended on February 19, 2018, provides for an employment term ending on December 31, 2020. The Company's employment agreement with Mr. Brewer, entered into on February 19, 2018, provides for an employment term through December 31, 2020. Mr. Bassoul's employment agreement, dated as of January 25, 2013, was amended on February 19, 2018 to, among other things, extend the term through December 31, 2020. On February 16, 2019, in connection with his retirement, the Company and MM entered into the Retirement and Consulting Agreement with Mr. Bassoul.

Accounting and Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes. An exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018, as described below.

The Tax Cuts and Jobs Act of 2017, enacted on December 22, 2017, substantially modifies Section 162(m) of the Code by, among other things, eliminating the performance-based exception to the $1,000,000 deduction limit, effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to our Named Executive Officers in excess of $1,000,000 generally became nondeductible, whether or not it is performance-based. The Compensation Committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible. The Tax Cuts and Jobs Act of 2017 also includes a transition rule under which the changes to Section 162(m) of the Code described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not subsequently materially modified. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of the transition rule.

Risk Assessment Regarding Company Compensation Program

In connection with the Company's adoption of performance-based compensation for its employees, an important objective of the Compensation Committee was ensuring that none of the policies and practices would pose excessive risks. The Compensation Committee, together with the Chairperson of the Audit Committee and executive management, has considered the risks arising from the Company's compensation policies and practices for its employees and has concluded that the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The current executive compensation program includes several "risk mitigating" elements, such as stock ownership requirements for the CEO and executive officers and the use of multiple performance metrics in incentive plans along with limitations on the payouts that can be earned through the incentive plans.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on this review and discussion, the Compensation Committee recommends to the Company's Board that the CD&A be included in these proxy materials.

The Compensation Committee: John R. Miller III, Chairman, Gordon O'Brien and Sarah Palisi Chapin

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2018

The following table sets forth information concerning the annual and long-term compensation for services to the Company in all capacities received by the following persons who are were collectively referred to as the Company's "Named Executive Officers" for fiscal year 2018: (i) the Chief Executive Officer of the Company; (ii) the Chief Financial Officer of the Company; and (iii) the two other executive officers of the Company (other than the Chief Executive Officer and the Chief Financial Officer) in respect of fiscal years 2018, 2017 and 2016, respectively.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
Selim A. Bassoul	2018	1,500,000		—		—	—	—	(4)	—	45,067	(5)	1,545,067
Chairman of the Board,	2017	1,000,000		—		—	—	—		—	59,570		1,059,570
President and Chief	2016	1,000,000		—		4,803,090	—	3,500,000		166,220	38,224		9,507,534
Executive Officer(3)
Timothy J. FitzGerald	2018	850,000	(7)	850,000		1,850,000	—	—	(4)	—	11,555	(8)	3,561,555
Vice President and Chief	2017	575,000		—		—	—	—		—	11,725		586,725
Financial Officer(6)	2016	575,000		—		1,921,253	—	2,500,000		—	8,655		5,004,908
David Brewer	2018	750,000	(7)	750,000		—	—	—	(4)	—	12,507	(10)	1,512,507
Chief Operating Officer	2017	600,000		—		—	—	—		—	15,392		615,392
Commercial Foodservice	2016	600,000		—		1,008,518	—	600,000		—	14,595		2,223,113
Equipment Group(9)
Martin M. Lindsay	2018	220,000	(7)	550,000	(10)	—	—	—	(4)	—	8,205	(12)	778,205
Corporate Treasurer(11)	2017	220,000		—		—	—	—		—	8,605		228,605
	2016	200,000		—		432,237	—	240,000		—	7,563		879,800

(1)
Neither Mr. Bassoul nor Mr. FitzGerald earned any compensation related to the performance-based restricted stock awards granted to them in 2017 or 2018 as a result of the Company not attaining the applicable one-year performance criteria for such grants. The amounts reported in the "Stock Awards" column of the table reflect the fair value on the grant date of equity awards granted to certain of our Named Executive Officers based upon the probable achievement of the performance goals under such awards determined as of the grant date, consistent with the estimate of the aggregate compensation cost to be recognized over the applicable service period determined in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, excluding the effect of estimated forfeitures. The valuation assumptions used in determining 2018 amounts are described in Note 3(o) and Note 3(r) to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. Under relevant SEC rules, we are also required to report the fair value on the grant date of the performance-based stock awards granted to our Named Executive Officers during 2018 based upon the maximum possible level of achievement under such awards, which would be $11,037,023, for Mr. Bassoul and $6,070,368, for Mr. FitzGerald. Mr. FitzGerald received a discretionary stock grant equal to $1,850,000 for services performed in 2018. These shares awarded to Mr. FitzGerald were fully vested at the time of grant, but Mr. FitzGerald has contractually agreed not to sell any of such shares for a period of two years following the grant date, subject to certain exceptions.

(2)
The present value of Mr. Bassoul's nonqualified defined benefit pension benefit is frozen, for pension purposes, at $1,000,000 throughout his retirement. The present value of the accumulated pension benefit assumes a retirement age of 64, and discount rate of 4.08%, retirement income of $1,000,000, and a length of pension payout consistent with applicable mortality tables. Mr. Bassoul received no earnings on non-qualified deferred compensation for 2018. For a description of Mr. Bassoul's nonqualified defined benefit pension benefit, see below under the heading "Pension Benefits for Fiscal Year 2018." Mr. Bassoul commenced receipt of payments for this lifetime supplemental retirement benefit effective as of his retirement date of February 16, 2019, pursuant to the Retirement and Consulting Agreement.

(3)
Mr. Bassoul retired from the Company and its principal subsidiary, effective as of February 16, 2019.

(4)
As discussed in the Compensation Discussion and Analysis, under the heading "Annual Performance-Based Incentive Programs," none of the Named Executive Officers received any VCIP payments in 2018.

(5)
All other compensation amounts in 2018 for Mr. Bassoul include a $1,375 Company contribution to a health savings account, $32,452 for personal financial services, $5,940 of Company paid life insurance premiums and a 401k matching contribution of $5,300.

(6)
Mr. FitzGerald was appointed Chief Executive Officer of the Company, effective as of February 16, 2019.

(7)
The amount shown represents a discretionary cash bonus awarded to each of Messrs. FitzGerald, Brewer and Lindsay for services performed in 2018.

(8)
All other compensation amounts in 2018 for Mr. FitzGerald include a $1,375 Company contribution to a health savings account, $1,350 in Company paid life insurance premiums, and a 401(k) Company matching contribution of $8,830.

(9)
Mr. Brewer was appointed Executive Vice President and Chief Operating Officer of the Company, effective as of February 16, 2019.

(10)
All other compensation amounts in 2018 for Mr. Brewer include a $1,375 Company contribution to a health savings account, $5,940 in Company paid life insurance premiums and a 401(k) Company matching contribution of $5,192.

(11)
Mr. Lindsay was appointed Vice President, Treasurer and Secretary of the Company, effective as of February 16, 2019.

(12)
All other compensation amounts in 2018 for Mr. Lindsay include a $1,375 Company contribution to a health savings account, $1,076 in Company paid life insurance premiums and a 401(k) Company matching contribution of $5,754.

Employment Agreements with Named Executive Officers

The Company and MM have entered into employment agreements with each of our Named Executive Officers as of the end of fiscal year 2018, except for Mr. Lindsay.

Selim A. Bassoul

The Company and MM entered into an employment agreement with Mr. Bassoul on January 25, 2013, which the parties amended on February 19, 2018. As amended, the agreement had provided, among other things, for Mr. Bassoul to serve as President, Chief Executive Officer and Chairman of the Board of the Company for a term ending on December 31, 2020. Under the agreement, Mr. Bassoul received an annual base salary of $1,500,000 ($1,000,000 for purposes of his nonqualified retirement benefit) and was eligible to participate in the VCIP. Mr. Bassoul's employment agreement also provides for a lifetime nonqualified retirement benefit, which is described under the heading "Pension Benefits for Fiscal Year 2018," and continued participation, including for any of his dependents, in health and medical plans and programs which the Company and MM maintain for their senior executives and their dependents for life upon retirement. The terms of the employment agreement relating to the termination of Mr. Bassoul's employment are discussed below, under the heading "Potential Payments Upon Termination or Change in Control."

Effective February 16, 2019, Mr. Bassoul retired from the Company pursuant to the Retirement and Consulting Agreement. For additional details regarding the Retirement and Consulting Agreement, see the "Leadership Transitions" section of the Compensation Discussion and Analysis.

Timothy J. FitzGerald

The Company and MM entered into an amended and restated employment agreement with Mr. FitzGerald, at the time the Company's Vice President and Chief Financial Officer, effective on March 21, 2013, which the parties amended on February 19, 2018. Mr. FitzGerald's employment agreement has a term ending on December 31, 2020, unless Mr. FitzGerald's employment is earlier terminated under the terms of the employment agreement. Under the agreement, Mr. FitzGerald receives an annual base salary of $850,000 and he is eligible to participate in and earn an annual bonus under the management incentive programs adopted by the Company from time to time, subject to the terms and conditions of such programs, based on Mr. FitzGerald's achievement of performance targets established in the sole discretion of the Company. As discussed above, Mr. FitzGerald was appointed Chief Executive Officer of the Company and a member of the Board, effective as of February 16, 2019, but Mr. FitzGerald's employment agreement has not yet been amended to reflect such appointment.

The terms of the employment agreement relating to the termination of Mr. FitzGerald's employment are discussed below under the heading "Potential Payments Upon Termination or Change in Control."

David Brewer

The Company and MM entered into an employment agreement with Mr. Brewer on February 19, 2018. The agreement provides, among other things, for Mr. Brewer to serve as Chief Operating Officer, Commercial Foodservice Equipment Group, for a term ending on December 31, 2020. Under the agreement, Mr. Brewer receives an annual base salary of $750,000 and is eligible to participate in the

VCIP. As discussed above, Mr. Brewer was appointed Executive Vice President and Chief Operating Officer of the Company, effective as of February 16, 2019, but Mr. Brewer's employment agreement has not yet been amended to reflect such appointment.

The terms of the employment agreement relating to the termination of Mr. Brewer's employment are discussed below, under the heading "Potential Payments Upon Termination or Change in Control."

Grants of Plan-Based Awards in Fiscal Year 2018

The following table sets forth information concerning cash incentive opportunities and grants of performance restricted stock made to the Named Executive Officers during the 2018 fiscal year. The grant date set forth below is the date that the Board granted the award.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)					Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Selim A. Bassoul	(5)	1,125,000	1,687,500	2,250,000	—	—	—	—	—	—
	(6)	1,125,000	1,687,500	2,250,000	—	—	—	—	—	—
	07/16/18	—	—	—	36,886	76,098	110,769	—	—	3,678,979

Timothy J. FitzGerald	(5)	625,000	937,500	1,250,000	—	—	—	—	—	—
	(6)	625,000	937,500	1,250,000	—	—	—	—	—	—
	07/16/18	—	—	—	20,287	41,854	60,923	—	—	2,023,438
	04/11/19	—	—	—	—	—	—	13,724	—	1,850,000

David Brewer	(5)	187,500	281,500	375,000	—	—	—	—	—	—
	(6)	187,500	281,500	375,000	—	—	—	—	—	—

Martin M. Lindsay	(5)	75,000	112,500	150,000	—	—	—	—	—	—
	(6)	75,000	112,500	150,000	—	—	—	—	—	—

(1)
These columns represent the annual cash bonus award opportunities for each Named Executive Officer under the VCIP for fiscal year 2018. There were not any payouts under the 2018 VCIP based on performance goals not being achieved, as reflected in the "Summary Compensation Table for Fiscal Year 2018."

(2)
These columns represent the performance-based restricted stock awards granted during 2018. Amounts shown in the "threshold" column represent the number of shares that could be earned upon achievement of the performance criteria at the threshold level. Amounts shown in the "target" column represent the number of shares that could be earned upon achievement of the performance criteria at the target level. Amounts shown in the "maximum" column represent the maximum number of shares that could be earned upon achievement of the performance criteria at the maximum level. For additional detail regarding the performance-based restricted stock awards, see the "The Elements of the Company's Compensation Program—Equity Incentive Awards" section of the Compensation Discussion and Analysis.

(3)
The amount shown represents the stock portion of Mr. FitzGerald's one-time discretionary bonus for services performed in 2018, which was fully vested at the time of grant, but Mr. FitzGerald has contractually agreed not to sell any of such shares for a period of two years following the grant date, subject to certain exceptions.

(4)
Represents the fair value on the grant date of equity awards granted to certain of our Named Executive Officers, consistent with the estimate of the aggregate compensation cost to be recognized over the applicable service period determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance-based restricted stock awards granted to our Named Executive Officers, the grant date fair value is determined based upon the probable achievement of the performance goals under such awards determined as of the grant date. The valuation assumptions used in determining 2018 amounts are described in Note 3(o) and Note 3(r) to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. Under relevant SEC rules, we are also required to report the fair value on the grant date of the performance-based stock awards granted to our Named Executive Officers during 2018, based upon the maximum possible level of achievement under such awards, which would be $11,037,023 for Mr. Bassoul, and $6,070,368 for Mr. FitzGerald. The closing trading value of our Common Stock was $99.64 per share on July 16, 2018.

(5)
Award granted pursuant to the VCIP utilizing EPS performance metrics. The target metric requires EPS growth of 17% and the maximum metric requires EPS growth of 22%. EPS is defined as actual fiscal 2018 EPS, excluding any unusual charges related to acquisitions or restructuring, reported by the Company on a diluted basis.

(6)
Award granted pursuant to the VCIP utilizing EBITDA performance metrics. The target metric requires EBITDA growth of 12% and the maximum metric requires EBITDA growth of 17%.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table sets forth certain information concerning outstanding stock awards held by each of the Named Executive Officers under the LTIP at the end of the 2018 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Selim A. Bassoul	—	—	—	—	—	—		—	—	(2)	—
Timothy J. FitzGerald	—	—	—	—	—	—		—	—	(3)	—
David Brewer	—	—	—	—	—	14,356	(4)	1,456,129.08	—		—
Martin M. Lindsay	—	—	—	—	—	6,153	(5)	624,099.79	—		—

(1)
Market value is calculated based on the closing price of our Common Stock on December 28, 2018, the last trading day of our 2018 fiscal year, of $101.43 per share.

(2)
On July 16, 2018, Mr. Bassoul was awarded 76,098 target number of shares which included potential for a maximum vesting of 110,769 shares of performance-based restricted stock. The award provided for vesting at the end of a one year performance period based on the achievement of specified year over year increases in EBITDA and EPS. The performance period of the award was December 31, 2017, to December 29, 2018. The Compensation Committee determined that the performance requirements for this grant were not achieved and, accordingly, shares related to this restricted stock grant did not vest and were forfeited back to the Company.

(3)
On July 16, 2018, Mr. FitzGerald was awarded 41,854 target number of shares which included potential for a maximum vesting of 60,923 shares of performance-based restricted stock. The award provided for vesting at the end of a one year performance period based on the achievement of specified year over year increases in EBITDA and EPS. The performance period of the award was December 31, 2017, to December 29, 2018. The Compensation Committee determined that the performance requirements for this grant were not achieved and, accordingly, shares related to this restricted stock grant did not vest and were forfeited back to the Company.

(4)
On March 17, 2016, Mr. Brewer was awarded 17,500 shares of performance-based restricted stock. The award provided for vesting at the end of a three year performance period based on the achievement of specified year over year increases in EBITDA and EPS. The performance period of the award was January 2, 2016, to December 29, 2018. On February 25, 2019, the Compensation Committee determined that a total of 14,356 shares were earned by Mr. Brewer based on actual performance. The number of earned shares vested in February 2019.

(5)
On March 17, 2016, Mr. Lindsay was awarded 7,500 shares of performance-based restricted stock. The award provided for vesting at the end of a three year performance period based on the achievement of specified year over year increases in EBITDA and EPS. The performance period of the award is January 2, 2016, to December 29, 2018. On February 25, 2019, the Compensation Committee determined that a total of 6,153 shares were earned by Mr. Lindsay based on actual performance. The number of earned shares vested in February 2019.

Option Exercises and Stock Vested for Fiscal Year 2018

The following table sets forth the aggregate amounts received or realized in connection with the exercise of stock options and vesting of stock awards under the LTIP during the 2018 fiscal year by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Selim A. Bassoul	—	—	—	—
Timothy J. FitzGerald	—	—	—	—
David Brewer	—	—	14,356	$1,704,201
Martin M. Lindsay	—	—	6,153	$730,423

Pension Benefits for Fiscal Year 2018

Pursuant to his employment agreement (described above under the heading "Employment Agreements with Named Executive Officers"), Mr. Bassoul was entitled to a nonqualified defined benefit pension benefit as follows: if Mr. Bassoul retired on or after the date on which he attains the age of 60, but prior to the date on which he attains age 65, he would be fully vested in a monthly retirement benefit equal to one-twelfth of 62.5% of $1,000,000, payable for the remainder of his life. If Mr. Bassoul retired on or after the date on which he attains the age of 65, he would be fully vested in a monthly retirement benefit equal to one-twelfth of 75% of $1,000,000, in lieu of the Age 60 Retirement Benefit, payable for the remainder of his life.

Assuming a frozen base salary of $1,000,000, as outlined in the employment agreement, the estimated monthly retirement benefit payable to Mr. Bassoul based on his compensation level as of December 29, 2018, would have been $55,970 at the retirement age of 60, and $62,500 at the retirement age of 65.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Selim A. Bassoul	Chairman's Retirement Plan	14	8,607,019	(2)	—
Selim A. Bassoul	Chairman's Retirement Medical Plan(3)	14	502,337	(4)	—

(1)
Reflects years of credited service since the inception of the respective plans. The number of years of credited service for purposes of the plans is less than Mr. Bassoul's years of service with the Company and there is no benefit augmentation as a result.

(2)
The present value of accumulated pension benefits assumes a retirement age of 64, a discount rate of 4.08%, an annual base salary at retirement of $1,000,000, and a length of pension payout consistent with applicable mortality tables.

(3)
Mr. Bassoul and his dependents are entitled to continue to participate in all health and medical plans and programs maintained by the Company for its senior executives and their dependents for life, subject to any Medicare coverage being the primary coverage.

(4)
The present value of accumulated post-retirement medical benefits due to Mr. Bassoul assumes a retirement age of 64, a discount rate of 4.08%, and a length of benefit period consistent with applicable mortality tables.

Upon his retirement from the Company on February 16, 2019, Mr. Bassoul commenced receipt of payment of his lifetime supplemental retirement benefit and continued participation, including for any of his dependents who were participating immediately prior to Mr. Bassoul's retirement, in health and medical plans and programs which the Company maintains for its senior executives and their dependents for life (or, in the case of Mr. Bassoul's dependents, such earlier expiration date as set forth therein), in each case, pursuant to the Retirement and Consulting Agreement.

Potential Payments Upon Termination or Change in Control

Under Employment Agreements

Selim Bassoul

During the term of Mr. Bassoul's employment agreement with the Company and MM, as described above under the heading "Employment Agreements with Named Executive Officers," Mr. Bassoul's employment could have been terminated by the Company or by Mr. Bassoul at any time, or by the death of Mr. Bassoul.

In the event that Mr. Bassoul's employment was terminated by the Company for reasons other than "cause" (as defined in the employment agreement), by Mr. Bassoul due to a material diminution of his duties or a change in his title, or due to his death or disability, Mr. Bassoul's employment agreement provides that a pro rata share of the incentive compensation under the VCIP that would otherwise have been payable to him had he remained employed by the Company until the last day of the fiscal year would have been paid to Mr. Bassoul following the conclusion of the fiscal year based on actual performance. In addition, the employment agreement provides that if the Company had terminated Mr. Bassoul's employment without cause or if Mr. Bassoul had terminated his employment due to a material diminution of his duties or a change in his title, then Mr. Bassoul would have been entitled to a lump sum payment equal to three times the sum of (i) his annual base salary and (ii) an amount equal to the greater of (x) the amount of incentive compensation earned by Mr. Bassoul under the VCIP (as such plan may be renewed from time to time) with respect to the full calendar year immediately prior to the date of termination and (y) the average incentive compensation paid to Mr. Bassoul under the VCIP for each of the three calendar years immediately prior to the date of termination (the "Severance Amount"). Notwithstanding the foregoing, the Severance Amount was capped at $13,500,000 pursuant to the employment agreement.

Pursuant to his employment agreement, Mr. Bassoul is entitled to a nonqualified defined benefit pension benefit upon retirement. The present value of the accumulated pension benefits that would be provided to Mr. Bassoul in certain circumstances is shown above under the heading "Pension Benefits for Fiscal Year 2018." Mr. Bassoul's employment agreement also provides that if his employment is terminated by either party, for any reason, then Mr. Bassoul and his dependents will be entitled to continue to participate in all health and medical plans and programs which the Company maintains for its senior executives and their families until the later of the death of Mr. Bassoul or his spouse, subject to any Medicare coverage being the primary coverage. The present value of the medical benefits that would be provided to Mr. Bassoul in such circumstances is shown above under the heading "Pension Benefits for Fiscal Year 2018."

In the event that any amount payable to Mr. Bassoul is deemed under the Code to be made in connection with a change in control of the Company, and such payments would result in imposition of the excise tax imposed under the Code on "excess parachute payments" (the "Excise Tax"), the employment agreement provides that Mr. Bassoul's payments will be reduced to an amount that would not result in the imposition of the Excise Tax, to the extent such reduction would result in a greater after-tax benefit to Mr. Bassoul.

Effective February 16, 2019, Mr. Bassoul retired from the Company pursuant to the Retirement and Consulting Agreement. For additional details regarding the Retirement and Consulting Agreement, see the "Leadership Transitions" section of the Compensation Discussion and Analysis.

Timothy J. FitzGerald

During the term of Mr. FitzGerald's employment agreement, as described above under the heading "Employment Agreements with Named Executive Officers," Mr. FitzGerald's employment may be terminated by the Employer (defined as the Company and MM) or by Mr. FitzGerald at any time, or by the death of Mr. FitzGerald.

In the event that Mr. FitzGerald's employment is terminated by the Company for reasons other than "cause" (as defined in the employment agreement), or by Mr. FitzGerald due to a material diminution of his duties, or due to his death or disability, Mr. FitzGerald's employment agreement provides that a pro rata share of the incentive compensation under the VCIP that would otherwise have been payable to him had he remained employed by the Company until the last day of the fiscal year will be paid to

Mr. FitzGerald following the conclusion of the fiscal year based on actual performance. In addition, the employment agreement provides that if the Company terminates Mr. FitzGerald's employment without cause, or if Mr. FitzGerald terminates his employment due to a material diminution of his duties, Mr. FitzGerald will be entitled to a lump sum payment equal to three times the sum of (i) his annual base salary for the full calendar year immediately prior to the date of termination and (ii) an amount equal to the greater of (x) the amount of his annual bonus paid under the VCIP (as such plan may be renewed from time to time) with respect to the full calendar year immediately prior to the year of termination and (y) the average of his annual bonuses paid under the VCIP for each of the three calendar years immediately prior to the year of termination.

In the event that any amount payable to Mr. FitzGerald is deemed under the Code to be made in connection with a change in control of the Company and would result in imposition of the Excise Tax, the employment agreement provides that Mr. FitzGerald's payments will be reduced to an amount that would not result in the imposition of the Excise Tax, to the extent such reduction would result in a greater after-tax benefit to Mr. FitzGerald.

On February 16, 2019, the Board promoted Mr. FitzGerald to the position of CEO and director.

David Brewer

During the term of Mr. Brewer's employment agreement, as described above under the heading "Employment Agreements with Named Executive Officers," Mr. Brewer's employment may be terminated by the Employer (defined as the Company and MM) or by Mr. Brewer at any time, or by the death of Mr. Brewer.

In the event that Mr. Brewer's employment is terminated by the Company for reasons other than "cause" (as defined in the employment agreement), or by Mr. Brewer due to a material diminution of his duties, or due to his death or disability, Mr. Brewer's employment agreement provides that a pro rata share of the incentive compensation under the VCIP that would otherwise have been payable to him had he remained employed by the Company until the last day of the fiscal year will be paid to Mr. Brewer following the conclusion of the fiscal year based on actual performance. In addition, the employment agreement provides that if the Company terminates Mr. Brewer's employment without cause, or if Mr. Brewer terminates his employment due to a material diminution of his duties, Mr. Brewer will be entitled to a lump sum payment equal to two times his annual base salary for the full calendar year immediately prior to the date of termination.

In the event that any amount payable to Mr. Brewer is deemed under the Code to be made in connection with a change in control of the Company and would result in imposition of the Excise Tax, the employment agreement provides that Mr. Brewer's payments will be reduced to an amount that would not result in the imposition of the Excise Tax, to the extent such reduction would result in a greater after-tax benefit to Mr. Brewer.

On February 16, 2019, the Board promoted Mr. Brewer to the position of Executive Vice President and COO.

Under Equity Incentive Plans

On July 16, 2018, the Company granted performance share awards to Messrs. Bassoul and FitzGerald in respect of the performance period commencing on December 31, 2017, and ending on December 29, 2018. In the event of a termination of employment by the Company other than for cause or in the event of Messrs. Bassoul's or FitzGerald's resignation due to a diminution of duties or, for Mr. Bassoul, a change in title in accordance with the terms of his employment agreement, the performance share award would have immediately vested in that number of shares that would have vested based on actual performance measured as of the end of the month immediately prior to the month of such termination (and extrapolated to the end of the performance period, taking into account the length of the shortened performance period in comparison to the original one year period), pro-rated for the number of days the executive officer worked through the date of termination. Any remaining shares that do not vest in accordance with the preceding sentence would be forfeited. In the event of a "change in control" (as defined in the performance share award agreement), the performance share award would have immediately vested in the greater of (i) the target number of shares or (ii) the number of shares that would have vested based on actual performance measured immediately prior to the date of the change of control (and extrapolated to the end of the performance period, taking into account the length of the shortened performance period in comparison to the original one or three year period). Any remaining shares that do not vest in accordance with the preceding sentence would be forfeited.

As discussed in the Compensation Discussion and Analysis and in the footnotes to the "Outstanding Equity Awards at 2018 Fiscal Year End" table, the performance share awards granted to Messrs. Bassoul and FitzGerald in 2018 did not vest based on the Compensation Committee's determination and certification that the EBITDA and EPS goals were not achieved.

Quantification

The tables below illustrate the potential payments to each Named Executive Officer under each of the circumstances discussed above. The tables assume that the terminations or change in control, as applicable, took place on December 29, 2018, the last day of our 2018 fiscal year and are based on the applicable executive's current employment terms and the closing value of our Common Stock on December 28, 2018, the last trading day of our 2018 fiscal year, was $101.43 per share.

Name	Type of Payment	Involuntary Termination Without Cause		Voluntary Termination due to Material Diminution of Duties		Change in Control
Selim A. Bassoul(1)	Cash Severance	$11,281,250		$11,281,250		$11,281,250

	Accelerated Vesting of Restricted Stock	$—	(2)	$—	(2)	$7,718,620	(2)

	Total	$11,281,250		$11,281,250		$18,999,870

Timothy J. FitzGerald	Cash Severance	$7,393,750		$—		$7,393,750

	Accelerated Vesting of Restricted Stock	$—	(3)	$—	(3)	$4,245,251	(3)

	Total	$7,393,750		$—		$11,639,001

David Brewer	Cash Severance	$1,500,000		$—		$1,500,000

	Accelerated Vesting of Restricted Stock	$1,456,129	(4)	$—		$1,456,129	(4)

	Total	$2,956,129		$—		$2,956,129

Martin M. Lindsay	Cash Severance	$—		$—		$—

	Accelerated Vesting of Restricted Stock	$624,099	(5)	$—		$624,099	(5)

	Total	$624,099		$—		$624,099

(1)
As of December 29, 2018, Mr. Bassoul was retirement-eligible. Upon a termination of Mr. Bassoul's employment, Mr. Bassoul would have also become entitled to a monthly retirement benefit equal to approximately $55,970 assuming in each case that the termination occurred on December 29, 2018.

  Mr. Bassoul was fully vested in this pension benefit as of such date. The pension arrangements, including the benefits payable upon Mr. Bassoul's normal retirement, are described in more detail under the heading "Pension Benefits for Fiscal Year 2018" above. Effective February 16, 2019, Mr. Bassoul retired from the Company pursuant to the Retirement and Consulting Agreement. For additional details regarding the Retirement and Consulting Agreement, see the "Leadership Transitions" section of the Compensation Discussion and Analysis.

(2)
Includes 76,098 shares of restricted performance stock that were granted on July 16, 2018. In the event of a change of control, such restricted performance stock would immediately vest in the greater of (i) the number of shares that would vest at the target level of performance (76,098, based on the assumption that such shares remained outstanding on the last day of the 2018 fiscal year) or (ii) the number of shares that would vest on actual performance measured immediately prior to the change of control (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original one year period). In the event of a termination without cause by the Company or by Mr. Bassoul due to a material diminution in duties or change in title, such restricted performance stock would immediately vest in that number of shares that would vest based on actual performance measured as of the end of the month immediately prior to the month of such termination (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original one year period), pro-rated for the number of days worked through the date of termination. Mr. Bassoul did not earn any compensation related to this performance based restricted stock grant as a result of not attaining the underlying one-year performance criteria based on actual performance.

(3)
Includes 41,854 shares of restricted performance stock that were granted on July 16, 2018. In the event of a change of control, such restricted performance stock would immediately vest in the greater of (i) the number of shares that would vest at the target level of performance (41,854, based on the assumption that such shares remained outstanding on the last day of the 2018 fiscal year) or (ii) the number of shares that would vest on actual performance measured immediately prior to the change of control (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original one year period). In the event of a termination without cause by the Company or by Mr. FitzGerald due to a material diminution in duties, such restricted performance stock will immediately vest in that number of shares that would vest based on actual performance measured as of the end of the month immediately prior to the month of such termination (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original one year period), pro-rated for the number of days worked through the date of termination. Mr. FitzGerald did not earn any compensation related to this performance based restricted stock grant as a result of not attaining the underlying one-year performance criteria based on actual performance.

(4)
Includes 82.03% acceleration of 17,500 shares of restricted performance stock granted to Mr. Brewer on March 17, 2016. In the event of a change of control, such restricted performance stock would immediately vest in the greater of (i) the number of shares that would vest at the target level of performance (9,844) or (ii) the number of shares that would vest on actual performance measured immediately prior to the change of control (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original three year period). In the event of a termination without cause by the Company, such restricted performance stock will immediately vest in that number of shares that would vest based on actual performance measured as of the end of the month immediately prior to the month of such termination (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original three year period), pro-rated for the number of days worked through the date of termination. The entry in the above table under the heading "Involuntary Termination Without Cause" has assumed actual performance at target.

(5)
Includes 82.03% acceleration of 7,500 shares of restricted performance stock granted to Mr. Lindsay on March 17, 2016. In the event of a change of control, such restricted performance stock would immediately vest in the greater of (i) the number of shares that would vest at the target level of performance (4,219) or (ii) the number of shares that would vest on actual performance measured immediately prior to the change of control (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original three year period). In the event of a termination without cause by the Company, such restricted performance stock will immediately vest in that number of shares that would vest based on actual performance measured as of the end of the month immediately prior to the month of such termination (and extrapolated to the end of the performance period taking into account the length of the shortened performance period in comparison to the original three year period), pro-rated for the number of days worked through the date of termination. The entry in the above table under the heading "Involuntary Termination Without Cause" has assumed actual performance at target.

Director Compensation for Fiscal Year 2018

The following table sets forth information concerning the annual and long-term compensation for services to the Company performed by members of the Board who were not employees of the Company during the 2018 fiscal year.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Sarah Palisi Chapin	105,000		104,970	(3)	—	—	—	209,970
Nominating and
Corporate Governance
Committee Chairperson and
Compensation Committee Member
Robert B. Lamb(2)	100,000		104,970	(3)	—	—	—	204,970
Audit Committee Member
Cathy McCarthy	115,000	(4)	104,970	(3)	—	—	—	219,970
Audit Committee
Chairperson and
Nominating and
Corporate Governance
Committee Member
John R. Miller III	115,000		104,970	(3)	—	—	—	219,970
Compensation Committee
Chairperson and Nominating and
Corporate Governance
Committee Member
Gordon O'Brien	115,000		104,970	(3)	—	—	—	219,970
Lead Independent Director,
Compensation Committee
Member, Nominating and
Corporate Governance
Committee Member and
Audit Committee Member
Nassem Ziyad	100,000		104,970	(3)	—	—	—	204,970
Audit Committee Member

(1)
On May 16, 2018, each nonemployee member of the Board was awarded 1,000 shares of restricted stock pursuant to the LTIP. These shares will vest on May 1, 2019, based on continued service. The amounts reported in this column reflect the aggregate grant date fair value of the shares of restricted stock granted in 2018 computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining these amounts are described in Note 3(o) and Note 3(r) to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018.

(2)
Mr. Lamb, who presently serves as a director, will not stand for re-election at the 2019 Annual Meeting.

(3)
The number of stock options and stock awards outstanding as of December 29, 2018, for each non-employee member of the Board is as follows:

Director	Options	Restricted Stock*
Sarah Palisi Chapin	—	1,000
Robert B. Lamb(2)	—	1,000
Cathy McCarthy	—	1,000
John R. Miller III	—	1,000
Gordon O'Brien	—	1,000
Nassem Ziyad	—	1,000

*
Includes 1,000 shares of restricted stock awarded to each acting nonemployee member of the Board on May 16, 2018, pursuant to the LTIP. These shares of restricted stock will vest on May 1, 2019, based on continued service.
(4)
Cash-based Board fees for Ms. McCarthy's services are paid directly to her employer.

CEO Compensation Pay Ratio for Fiscal Year 2018

We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2018, Mr. Bassoul's total compensation of $1,545,067, was approximately 37 times the total compensation of a median employee of $41,798. We identified the median employee using base salary and bonus payments (i.e., cash-based compensation) for all individuals, excluding Mr. Bassoul, who were employed by us on December 31, 2018 (whether employed on a full-time, part-time, seasonal basis or temporary basis), other than as described below with respect to a de minimis number of employees employed outside of the U.S. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for Mr. Bassoul's compensation in the Summary Compensation Table for Fiscal Year 2018.

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Mr. Bassoul's 2018 total compensation was lower than expected because applicable incentive-based compensation performance goals fell below targets, resulting in forfeiture of Mr. Bassoul's 2018 performance award grants and nonpayment of his 2018 annual cash bonus. The Company's rigorous performance goals thus resulted in a lower than anticipated CEO pay ratio for 2018. Assuming applicable 2019 performance targets are met, the Company anticipates that greater stockholder return would correlate with a higher CEO pay ratio in 2019.

We are a global company with a total employee population of approximately 9,346 employees as of December 31, 2018. This total is comprised of approximately 5,299 employees located in the U.S. and approximately 4,047 employees located in 19 jurisdictions outside of the U.S. Our employee population studied for the pay ratio described above, after taking into consideration the adjustments permitted by the SEC rules (as described below), consisted of approximately 8,998 individuals. We excluded from this calculation 106 employees in the aggregate employed by us in the following non-U.S. jurisdictions: the United Arab Emirates (total of 8 employees), Russia (total of 6 employees) and Canada (total of 92 employees). The de minimis number of excluded non-U.S. employees, in the aggregate, represents less than 1.1% of our total employee population.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and such individuals' transactions with the Company is based upon information received from each individual as of April 5, 2019.

The following table sets forth certain information with respect to the beneficial ownership of shares of the Common Stock, as of April 5, 2019, by each person known by the Company to be the beneficial owner of more than five percent of Common Stock, each director and each nominee for director of the Company, each Named Executive Officer of the Company in fiscal year 2018 and all current directors and executive officers of the Company as a group. Unless otherwise indicated below, the address for each person listed below is c/o The Middleby Corporation, 1400 Toastmaster Drive, Elgin, Illinois 60120.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class
Directors, Director Nominees, and Executive Officers:
Selim A. Bassoul	660,350	(1)	1.18%
Timothy J. FitzGerald	246,573	(2)	*
David Brewer	47,890	(3)	*
Martin M. Lindsay	65,138	(4)	*
Sarah Palisi Chapin	5,100		*
Robert B. Lamb	14,879	(5)	*
Cathy McCarthy	5,935		*
John R. Miller III	16,000		*
Gordon O'Brien	36,150		*
Nassem Ziyad	5,000		*
All directors, nominees and executive officers of the Company (10 individuals)	1,103,015		1.98%
Other 5% Holders:
EdgePoint Investment Group	5,565,395	(6)	9.99%
150 Bloor Street West, Suite 500
Toronto, Ontario M5S 2X9, Canada
The Vanguard Group	4,886,155	(7)	8.77%
100 Vanguard Boulevard
Malvern, PA 19355
Capital Research Global Investors	3,546,353	(8)	6.37%
333 South Hope Street
Los Angeles, CA 90071
Fiera Capital Corporation	3,357,089	(9)	6.03%
1501 McGill College, Suite 800
Montreal, Quebec H3A 3M8
Wellington Management Company LLP	2,921,856	(10)	5.24%
280 Congress Street
Boston, MA 02210

*
Indicates beneficial ownership of less than 1%.

(1)
Effective as of February 16, 2019, Mr. Bassoul retired from his position as President, Chief Executive Officer and Chairman of the Board of the Company. As of the end of fiscal year 2018, his holdings include 64,590 shares held in trust for Mr. Bassoul's children, and 47,208 shares held by a Bassoul Family Trust.

(2)
Mr. FitzGerald was Vice President and Chief Financial Officer of the Company during fiscal year 2018. Effective as of February 16, 2019, Mr. FitzGerald was appointed Chief Executive Officer and a member of the Board of the Company. His holdings include 25,200 shares held by Mr. FitzGerald's spouse and children.

(3)
Mr. Brewer was Chief Operating Officer of the Company's Commercial Foodservice Equipment Group during fiscal year 2018. Effective as of February 16, 2019, Mr. Brewer was appointed Executive Vice President and Chief Operating Officer of the Company.

(4)
Mr. Lindsay was the Corporate Treasurer of the Company during fiscal year 2018. Effective as of February 16, 2019, Mr. Lindsay was appointed Vice President, Treasurer and Secretary of the Company.

(5)
Mr. Lamb, who presently serves as a director, will not stand for re-election at the 2019 Annual Meeting.

(6)
Based on a Schedule 13G filed with the SEC on January 31, 2019, by EdgePoint Investment Group Inc., EdgePoint Investment Group Inc. has (a) shared voting power with respect to 5,565,395 shares and (b) shared dispositive power with respect to 5,565,395.

(7)
Based on a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group, The Vanguard Group has (a) sole voting power with respect to 40,375 shares, (b) shared voting power with respect to 11,911 shares, (c) sole dispositive power with respect to 4,836,325 shares and (d) shared dispositive power with respect to 49,830 shares.

(8)
Based on a Schedule 13G filed with the SEC on February 14, 2019, by Capital Research Global Investors, Capital Research Global Investors has (a) sole voting power with respect to 3,546,353 shares and (b) sole dispositive power with respect to 3,546,353 shares.

(9)
Based on a Schedule 13G/A filed with the SEC on January 22, 2019, by Fiera Capital Corporation, Fiera Capital Corporation has (a) sole voting power with respect to 3,357,089 shares and (b) sole dispositive power with respect to 3,357,089 shares.

(10)
Based on a Schedule 13G/A filed with the SEC on February 12, 2019, by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP (collectively "Wellington"), Wellington has (a) sole voting power with respect to 2,477,581 shares and (b) sole dispositive power with respect to 2,921,856 shares

Equity Compensation Plan Information

The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 29, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (c)
Equity compensation plans approved by security holders	—	$—	1,746,266	(1)
Total	—	—	1,746,266

(1)
Represents shares issuable as of December 29, 2018, under the LTIP, the only equity compensation plan under which equity compensation awards may be issued in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and executive officers and any person that beneficially owns more than ten percent of the Company's Common Stock are required to report their beneficial ownership and any changes in that ownership to the SEC and the NASDAQ. These reports are required to be submitted by specified deadlines, and the Company is required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of its Common Stock to file such reports on a timely basis during the Company's most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years.

Based solely on a review of the copies of reports furnished to the Company during and with respect to the year ended December 29, 2018, and written representations from certain of the Company's directors and executive officers, the Company does not know of any failure by its executive officers, directors and beneficial owners of more than ten percent of its Common Stock to file on a timely basis any reports required by Section 16(a) for the year ended December 29, 2018, and, to the extent applicable for purposes of this disclosure, prior fiscal years, except as disclosed herein.

Form 4 reports were not timely filed on behalf of Mmes. Chapin and McCarthy and Messrs. Lamb, Miller, O'Brien and Ziyad for a restricted stock grant that occurred on May 16, 2018, and Messrs. Lindsay and Brewer for a restricted stock vesting that occurred on February 25, 2019. Form 4 reports were subsequently made to report each such transaction or event.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee conducts its oversight activities for the Company in accordance with duties and responsibilities outlined in the Audit Committee charter, approved by the Board on March 4, 2003, and modified on February 25, 2004, a copy of which is available under the "Investor Relations" section of the Company's website, located at www.middleby.com.

For the fiscal year ended December 29, 2018, the Audit Committee has reviewed and discussed the audited financial statements and internal controls over financial reporting with management and the Company's independent registered public accounting firm, Ernst and Young, LLP.

The Audit Committee has discussed with the Company's independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as modified or supplemented, by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding Ernst and Young's, LLP communication with the Audit Committee concerning independence, and held discussions with Ernst and Young, LLP regarding independence.

Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2018.

The Middleby Corporation Audit Committee Cathy McCarthy, Chairperson Robert Lamb, Gordon O'Brien, and Nassem Ziyad

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 29, 2018, the Compensation Committee consisted of Messrs. O'Brien and Miller and Ms. Chapin, all of whom were "independent directors" of the Company and were not officers of the Company. Selim A. Bassoul, Chairman of the Board, President and CEO of the Company, participated with the Board in reviewing and approving certain components of compensation of other executive officers and senior managers. Recommendations concerning the compensation of Mr. Bassoul were made by the Compensation Committee to the Board. During 2018, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K, promulgated under the Securities and Exchange Act of 1934, as amended.

The Middleby Corporation Code of Ethics

The Company has adopted a code of ethics that applies to all directors, executive officers, officers and employees of the Company. The Company has made the Code of Ethics available on its website at www.middleby.com.

Audit Firm Fee Summary

	2018	2017
Audit Fees—Fees for the annual financial statement and internal control audits, reviews of the Company's quarterly reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings	$3,934,900	$3,406,200
Audit Related Fees—Fees for the assurance and related services that are associated with the performance of the audit or interim financial statement review and are not reported under audit fees	$1,995	$1,995
Tax Fees—Fees for tax compliance	$—	$—
—Fees for assistance with tax audits and tax planning	$43,000	$26,000
All Other Fees	$—	$—

All of the services described in Audit Fees, Audit Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining the independence of the Company's public accountants.

The Audit Committee Charter provides that the Audit Committee shall pre-approve all audit and permitted non-audit services to be performed by the independent auditor (subject to the de minimis exceptions under applicable law, rules and regulations). However, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant such pre-approvals, and the decisions of any member to whom such authority is delegated shall be presented to the full Audit Committee at its next regularly scheduled meeting. In determining whether to pre-approve permitted non-audit services, the Audit Committee (or the members with authority to pre-approve) shall consider whether the auditor's performance of such services is compatible with independence.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT
PUBLIC ACCOUNTANTS

Ernst & Young LLP served as independent public accountants for the Company for the fiscal year ended December 29, 2018. The Audit Committee has selected Ernst & Young LLP to continue to provide audit services for the current fiscal year ending December 28, 2019. Accordingly, the Board recommends that stockholders ratify the selection of Ernst & Young LLP to audit the Company for the current fiscal year. Representatives of Ernst & Young LLP are expected to attend the annual meeting, to make a statement if they desire to do so and to be available to respond to appropriate questions.

Vote Required for Approval; Board Recommendation

The vote of a majority of votes cast at the Meeting, at which a quorum is present, is necessary to approve the proposal to ratify the selection of Ernst & Young LLP as the Company's independent public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC enacted requirements for the Company to include in this proxy statement a separate resolution, subject to a non-binding, advisory vote, to approve the compensation of its Named Executive Officers. This proposal is commonly referred to as a "Say on Pay" proposal. As required by these rules, the Company is asking stockholders to vote FOR the adoption of the following resolution:

"Resolved, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

As an advisory (non-binding) vote, this proposal is not binding on the Company. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

As outlined in the Compensation Discussion and Analysis ("CD&A") section that begins at page 11, the Company's compensation program is designed to maximize strategic Company goals based on the following objectives:

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  attract and retain executive talent;

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  link executive compensation with operating performance;

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  link executive long-term compensation with stockholder interests;

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  facilitate a high-growth company strategy; and

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  award performance-based compensation.

The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving its goals and that the compensation of its Named Executive Officers reported in this proxy statement has contributed to the Company's long-term success. The Company encourages stockholders to review the executive compensation disclosure in the CD&A and executive compensation tables for complete details of how its executive compensation policies and procedures operate and are designed to achieve the Company's compensation objectives.

Vote Required for Approval; Board Recommendation

The vote of a majority of votes cast at the Meeting, at which a quorum is present, is necessary for advisory approval of this proposal. Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee, the Company strongly encourages all stockholders to vote on this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4—STOCKHOLDER PROPOSAL REGARDING
ESG REPORTING

We have been advised that Trillium Asset Management, on behalf of Trillium Small/Mid Cap Fund and Plymouth Congregational Church of Seattle, Episcopal City Mission, and John Hancock ESG All Cap Core Fund, 721 NW Ninth Avenue, Suite 250, Portland, Oregon 97209, which has represented that each of the proponents is the beneficial owner of more than $2,000 in market value of the Company's common stock, proposes to present the following resolution for adoption at the Meeting. The proponents' resolution and supporting statement are quoted verbatim below. The Company is not responsible for the accuracy or content of this stockholder proposal or the supporting statement.

RESOLVED

Shareholders request The Middleby Corporation (Middleby) issue a report describing the company's environmental, social, and governance (ESG) policies, quantitative performance metrics, and improvement targets, including a discussion of greenhouse gas (GHG) emissions management strategies and metrics. This report should be updated annually, be prepared at reasonable cost, and omit proprietary information.

SUPPORTING STATEMENT

Middleby should consider the resources and recommendations made by the widely utilized Global Reporting Initiative, CDP, Sustainability Accounting Standards Board, and the Financial Stability Board's Taskforce on Climate-related Financial Disclosures (TCFD) when identifying ESG topics to be included in this report. Proponents believe significant ESG issue areas for Middleby include operational environmental impacts (air emissions, energy use, and water use); product safety and quality; employee health and safety; workforce development; hazardous materials waste management; and manufacturing and supply chain management.

WHEREAS

Tracking and reporting on ESG practices strengthens a company's ability to compete and adapt in today's global business environment, which is characterized by heightened public expectations for corporate accountability. Transparent, substantive reporting allows companies to better integrate and capture value from existing sustainability efforts, identify gaps and opportunities in policies and practices, strengthen risk management programs, stimulate innovation, enhance company-wide communications, and recruit and retain employees.

Last year, this proposal received a vote of 57.2%—a majority level of support that management should not continue to ignore.

Since Middleby last published a sustainability report in 2010, the company has more than tripled its net sales and added a Residential Kitchen Segment that now accounts for more than 25% of net sales. Investors cannot rely on such outdated and inaccurate information as they seek to evaluate whether Middleby is adequately prepared to adapt and respond to key ESG risks and opportunities.

The Governance & Accountability Institute reports 85% of the S&P 500 published corporate sustainability reports in 2017; Middleby is clearly an outlier. Furthermore, Assa Abloy, Barnes Group, Donaldson Company, Masco Corporation, Flowserve Corporation, Lennox International, and Lincoln Electric are examples of the numerous small industrial companies regularly publishing sustainability metrics alongside qualitative supporting details.

Corporate sustainability reporting has become the norm that investors expect. The 1,500 signatories of the Principles for Responsible Investment, representing over $60 trillion in assets, have pledged to seek "appropriate disclosure on ESG issues." The TCFD, whose members include JPMorgan Chase, UBS Asset Management, Generation Investment Management, and BlackRock, recommends companies disclose their governance structures, strategies, risk management processes and metrics and targets for managing climate related risks and opportunities.

The link between strong sustainability management and value creation is increasingly evident. The University of Oxford and Arabesque Partners recently reviewed 200 studies on sustainability and corporate performance and concluded 90 percent of studies show "sound sustainability standards lower the cost of capital of companies" and 80 percent show "stock price performance of companies is positively influenced by good sustainability practices."

BOARD'S STATEMENT AGAINST THE PROPOSAL

This is the third consecutive year that the Company has received a proposal of this nature from these proponents. The proponents' proposal was narrowly approved by the Company's stockholders at the 2018 annual meeting and the Company is in the process of preparing a report generally describing its environmental, social and governance (ESG) practices, which will be made available on the Company's website. The Board of Directors recommends that stockholders vote against this renewed proposal because the subject matter of the proposal is already being addressed. While the proposal narrowly passed at the 2018 annual meeting and the Company is in the process of preparing a general report that will be made available on the Company's website, the Board believes that this proposal is not in the best interest of stockholders and opposes it for the following reasons.

The Company recognizes the importance of ESG considerations and it devotes significant resources to environmental sustainability. The Company also is committed to focusing on the energy efficiency of its products and aims to reduce their impact on the environment. In fact, as discussed further below, the Company has expressly pledged to improve its existing products and direct its research and development efforts toward the reduction of energy consumption. While the Company will make a report available on its website generally describing its ESG practices and its commitment to sustainability, the Company believes the formal issuance of a report regarding its ESG practices as requested by the proposal would be an inefficient use of Company resources and a burdensome duplication of the Company's existing processes and disclosures.

As a leading designer, manufacturer and seller of equipment used for cooking and food preparation, the Company is committed to conducting its business with environmental considerations at the forefront of product design and development and is thus already in compliance with the proposal's main purpose. The Company has outlined this express commitment to energy efficiency in its Annual Report on its Form 10-K. In this report, the Company acknowledges that its future success depends on its ability to develop new products and that it endeavors to improve existing products. Moreover, the Company pledges to devote much of the Company's research and development efforts toward the improvement of product design in order to reduce energy consumption.

The Company already discloses and will continue to update information responsive to the proposal by providing a report regarding its environmental, social and governance policies and procedures, which has been and will continue to be available to its stockholders on the Company's website at www.middleby.com. In this report, the Company describes its environmental policies and certifications, and discusses its commitment to reduce its emissions and to use alternative or renewable sources of energy when possible for its energy needs. The Company's environmental priorities include reducing its environmental impact to air, water and land across the Company's footprint, improving data analysis and benchmarking practices to identify possible areas for improvement, implementing cost-effective and innovative solutions to reduce energy usage, and encouraging environmentally-focused business practices within each business unit. The Company's report discusses the Company's approach to developing and designing equipment in line with these priorities. The Company also lists its new products on the market and in development that specifically focus on energy savings. In addition, the Company endeavors to improve its environmental performance through coordinated efforts with its manufacturing companies, which are aimed at enhancing the efficiency of its operations, reducing waste and driving down fuel consumption and emissions. Finally, the Company emphasizes the importance of social responsibility in its business practices and highlights its desire to reach the highest standards in serving its communities, supporting its customers and employees and caring for the environment.

The Company believes issuing a separate formal report on its environmental practices would not provide meaningful benefits to the Company's management, nor would it provide sufficiently useful information to its stockholders to justify the time and resources required to produce such a report. Pursuant to the Company's public disclosures and the ESG report it will make available on its website, the Company already provides the material information and analysis requested by the proposal. In addition, the proposal by Trillium Asset Management does not convey the demand on the Company's resources or the significant time and expense that would be involved in preparing the full report as requested, such as the engagement of consultants with specialized expertise. The proposal would also require the Company to expand the variety of information it currently gathers, analyzes and discloses. The Company prefers, in the exercise of its business judgment, to prudently allocate its resources to the continued development of its energy efficient products, to enhance its business operations and to continue to support ESG initiatives the Company deems will have the greatest impact.

In conclusion, the Company believes that its existing corporate practices, including its commitment to the environmental policies and improvement targets listed above, along with the extensive disclosures the Company has provided to its stockholders and the updated ESG report to be made available on the Company's website, adequately address the issues raised by the proposal. The Board urges stockholders to vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL REGARDING ESG REPORTING.

MISCELLANEOUS

The Company's 2018 Annual Report to Stockholders, as well as the Company's quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports are available, free of charge, on the Company's website, www.middleby.com. These reports are available as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.

Cost of Solicitation

This solicitation of proxies is made by the Company, and all expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company or by telephone, telecopy or electronically via the Internet. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

Requirements and Procedures for Submission of Stockholder Nominations of Director Candidates and Proposals of Security Holders

Stockholder Nominations of Director Candidates.    In order to have a director nominee considered by the Board for inclusion on the slate of nominees, a stockholder must submit the recommendation in writing to the Secretary of the Company and must include the following information: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of Common Stock which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of Common Stock which are owned beneficially or of record by such stockholder, a (iii) description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

To be timely, a stockholder's notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Stockholder Proposals.    Proposals of stockholders intended to be presented at the 2020 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Secretary of the Company at the Company's principal executive offices for inclusion in the Company's Proxy Statement and form of proxy relating to the 2020 Annual Meeting of Stockholders no later than December 21, 2019.

For a stockholder proposal outside the processes of Rule 14a-8 to be considered timely, the stockholder proposal must be received by the Company's Secretary no earlier than January 30, 2020, or later than February 29, 2020, provided that, in the event that the 2020 Annual Meeting of Stockholders is called for a date that is earlier than April 19, 2020, or later than June 28, 2020, the stockholder proposal, to be timely, must be received not later than the close of business on the tenth (10th) day following the day on which the Company's notice of the date of the 2020 Annual Meeting of Stockholders was mailed or public disclosure was made, whichever first occurs, and must otherwise comply with the requirements set forth in the Company's Bylaws.

By Order of the Board of Directors
MARTIN M. LINDSAY Vice President, Treasurer and Secretary

Dated: April 18, 2019

If you would like to reduce the costs incurred by our company in mailing proxy materials, Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Sarah Palisi Chapin 06 Nassem Ziyad 02 Timothy J. FitzGerald 03 Cathy L. McCarthy 04 John R. Miller III 05 Gordon O'Brien The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Ratification of the selection of Ernst & Young LLP as the Company's independent public accountants for the current fiscal year ending December 28, 2019; 3. Approval, by an advisory vote, of the 2018 compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission ("SEC"); For 0 0 For 0 Against 0 0 Against 0 Abstain 0 0 Abstain 0 The Board of Directors recommends you vote AGAINST the following proposal: 4. Stockholder proposal regarding ESG reporting. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000415464_1 R1.0.1.18 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/28/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 on 05/28/2019. Have your proxy card in hand when you call and then follow the instructions. John Sample 234567VOTE BY MAIL 1234567 1234567NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL #  SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 THE MIDDLEBY CORPORATION 1400 TOASTMASTER DRIVE ELGIN, IL 60120 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K/Annual Report is/are available at www.proxyvote.com THE MIDDLEBY CORPORATION This proxy is solicited on behalf of the Board of Directors Annual Meeting of the Stockholders May 29, 2019 10:30 a.m. CDT The stockholder(s) hereby appoint(s) Timothy J. FitzGerald and Martin M. Lindsay, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE MIDDLEBY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:30 a.m., CDT on May 29, 2019, at the offices of Taylor Company, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of all nominees for director, FOR the ratification of selection of Ernst & Young LLP as the Company's public accountants for the current fiscal year ending December 28, 2019, FOR the approval, by an advisory vote, of the 2018 compensation of the Company's named executive officers, AGAINST the stockholder proposal regarding ESG reporting, and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. Continued and to be signed on reverse side 0000415464_2 R1.0.1.18

QuickLinks

PROPOSAL NO. 1—ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Executive Summary
Discussion and Analysis
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2018
Grants of Plan-Based Awards in Fiscal Year 2018
Outstanding Equity Awards at 2018 Fiscal Year End
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 4—STOCKHOLDER PROPOSAL REGARDING ESG REPORTING
MISCELLANEOUS